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EXHIBIT 2

Management's Responsibility for Financial Reporting

        MI Developments Inc.'s management is responsible for the preparation and presentation of the consolidated financial statements and all the information in the 2004 Annual Report. The consolidated financial statements were prepared by management in accordance with Canadian generally accepted accounting principles.

        Where alternative accounting methods exist, management has selected those it considered to be most appropriate in the circumstances. Financial statements include certain amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis designed to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information presented elsewhere in this Annual Report has been prepared by management to ensure consistency with information contained in the consolidated financial statements. The consolidated financial statements have been reviewed by the Audit Committee, audited by the independent auditors and approved by the Board of Directors of the Company.

        Management is responsible for the development and maintenance of systems of internal accounting and administrative cost controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Company's assets are appropriately accounted for and adequately safeguarded.

        The Company's Audit Committee is appointed by its Board of Directors annually and is comprised solely of outside independent directors. The Committee meets periodically with management, as well as with the independent auditors, to satisfy itself that each is properly discharging its responsibilities, to review the consolidated financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committee reports its findings to the Board of Directors for consideration when approving the consolidated financial statements for issuance to the shareholders.

        The consolidated financial statements have been audited by Ernst & Young LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The Auditors' Report outlines the nature of their examination and their opinion on the consolidated financial statements of the Company. The independent auditors have full and unrestricted access to the Audit Committee.

John D. Simonetti Chief Executive Officer	Doug R. Tatters Executive Vice-President and Chief Financial Officer
Toronto, Canada, February 22, 2005.

Auditors' Report

To the Shareholders of MI Developments Inc.

        We have audited the consolidated balance sheets of MI Developments Inc. as at December 31, 2004 and 2003 and the consolidated statements of income (loss), changes in deficit and Magna's net investment and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of MI Developments Inc. as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, in 2004, the Company changed its method of accounting for stock-based compensation.

Chartered Accountants

Toronto, Canada,
February 22, 2005.

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)

		Consolidated			Real Estate Business			Magna Entertainment Corp.
Years ended December 31,
	Note	2004	2003	2002	2004	2003	2002	2004	2003	2002
Revenues
Rental revenue from operating leases	23	$128,687	$116,180	$49,766	$128,687	$116,180	$49,766	$—	$—	$—
Income from direct financing leases	19, 23	—	—	36,337	—	—	36,337	—	—	—
Racing and other	23	725,188	697,786	540,330	—	—	—	725,188	697,786	540,330
Interest income from MEC	23	—	—	—	85	—	—	—	—	—

		853,875	813,966	626,433	128,772	116,180	86,103	725,188	697,786	540,330

Operating costs and expenses
Purses, awards and other		339,991	336,770	276,019	—	—	—	339,991	336,770	276,019
Operating costs		333,935	275,114	204,650	—	—	—	333,935	275,114	204,650
General and administrative	23	98,544	79,975	50,365	25,502	10,962	6,577	70,081	69,013	43,788
Depreciation and amortization		72,466	63,983	34,028	34,211	32,086	11,194	38,255	31,897	22,834
Interest (income) expense, net	8	25,224	40,178	33,638	(963)	25,032	32,862	26,187	15,146	776
Write-down of MEC's long-lived and intangible assets	4	26,685	134,856	17,493	—	—	—	26,685	134,856	17,493

Operating income (loss)		(42,970)	(116,910)	10,240	70,022	48,100	35,470	(109,946)	(165,010)	(25,230)
Gains (losses) on disposal of real estate		9,842	(83)	15,299	216	(114)	128	9,626	31	15,171
Dilution (losses) and other gains, net	12	883	—	(10,712)	—	—	—	883	—	(10,712)

Income (loss) before income taxes and minority interest		(32,245)	(116,993)	14,827	70,238	47,986	35,598	(99,437)	(164,979)	(20,771)
Income taxes (recovery)	11	16,030	(40,692)	9,557	17,975	18,014	13,759	(1,945)	(58,706)	(4,202)
Minority interest		(39,775)	(43,957)	(5,280)	—	—	—	(39,775)	(43,957)	(5,280)

Net income (loss)		$(8,500)	$(32,344)	$10,550	$52,263	$29,972	$21,839	$(57,717)	$(62,316)	$(11,289)

Basic and diluted loss per Class A Subordinate Voting or Class B Share	13	$(0.18)	$(1.03)

Average number of Class A Subordinate Voting and Class B Shares outstanding (in thousands)
Basic and Diluted	13	48,157	48,130

See accompanying notes

Consolidated Statements of Changes in Deficit and Magna's Net Investment
(U.S. dollars in thousands)

Years ended December 31,	Note	2004	2003	2002
Magna's net investment, beginning of year		$—	$1,432,225	$1,171,080
Net income [1]		—	17,144	10,550
Net contribution by (distribution to) Magna[1]		—	(1,440,640)	229,465
Charge to net investment related to lease amendments[1]		—	(5,494)	—
Change in currency translation adjustment[1]		—	(3,235)	21,130

Magna's net investment, end of year and as at August 29, 2003		—	—	$1,432,225

Net loss, August 30, 2003 to December 31, 2003			(49,488)

Deficit, December 31, 2003		(49,488)	$(49,488)

Adjustment for change in accounting policy related to stock-based compensation	2	(4,134)

Deficit, January 1, 2004, after change in accounting policy		(53,622)
Net loss for the year ended December 31, 2004		(8,500)
Costs associated with capital transactions of subsidiaries		(472)
Dividends		(17,338)

Deficit, December 31, 2004		$(79,932)

1    Amounts for fiscal 2003 are up to August 29, 2003, the date of the Company's spin-off from Magna International Inc.

See accompanying notes

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)

		Consolidated			Real Estate Business			Magna Entertainment Corp.
Years ended December 31,	Note	2004	2003	2002	2004	2003	2002	2004	2003	2002
OPERATING ACTIVITIES
Net income (loss)	23	$(8,500)	$(32,344)	$10,550	$52,263	$29,972	$21,839	$(57,717)	$(62,316)	$(11,289)
Items not involving current cash flows	20	52,823	99,668	39,630	40,395	37,370	12,825	12,343	62,298	26,805
Changes in non-cash balances	20	23,992	19,996	(22,242)	13,917	6,318	(30,304)	10,075	13,678	8,062

Cash provided by (used in) operating activities		68,315	87,320	27,938	106,575	73,660	4,360	(35,299)	13,660	23,578

INVESTING ACTIVITIES
Property and fixed asset additions		(224,665)	(215,705)	(267,250)	(83,680)	(109,747)	(160,085)	(140,985)	(105,958)	(107,165)
Repayment of direct financing leases, net of finance income		—	—	1,017	—	—	1,017	—	—	—
Acquisition of businesses		—	—	(146,304)	—	—	—	—	—	(146,304)
Other assets additions		(622)	(16,867)	(23,148)	(40)	(318)	—	(582)	(16,549)	(23,148)
Proceeds on disposal of real estate		22,319	15,145	11,887	2,478	1,897	377	19,841	13,248	11,510
Intercompany real estate sales		—	—	—	—	—	(19,992)	—	—	19,992
Loan receivable from MEC	23	—	—	—	(26,341)	—	—	—	—	—
Proceeds on real estate sold to Magna		—	—	22,371	—	—	—	—	—	22,371

Cash used in investing activities		(202,968)	(217,427)	(401,427)	(107,583)	(108,168)	(178,683)	(121,726)	(109,259)	(222,744)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness		29,500	(43,690)	44,345	—	(911)	(5,130)	29,500	(42,779)	49,475
Issuance of long-term debt		119,236	45,255	6,353	—	29,145	5,447	119,236	16,110	906
Repayment of long-term debt		(56,217)	(47,123)	(15,846)	(566)	(29,610)	(18)	(55,651)	(17,513)	(15,828)
Issuance of note obligations, net		—	145,000	72,200	—	—	—	—	145,000	72,200
Issuance of senior unsecured debentures, net		213,133	—	—	213,133	—	—	—	—	—
Loan payable to MID, net	23	—	—	—	—	—	—	23,380	—	—
Minority investment in subsidiary		852	173	142,422	—	—	—	852	173	142,422
Issuance of shares		1,502	—	—	1,502	—	—	—	—	—
Costs associated with capital transactions of subsidiaries		(472)	—	—	(472)	—	—	—	—	—
Dividends paid		(17,338)	—	—	(17,338)	—	—	—	—	—
Net contribution by Magna		—	55,363	176,465	—	55,363	176,465	—	—	—

Cash provided by financing activities		290,196	154,978	425,939	196,259	53,987	176,764	117,317	100,991	249,175

Effect of exchange rate changes on cash and cash equivalents		4,253	10,133	(1,735)	3,536	3,399	(195)	717	6,734	(1,540)

Net increase (decrease) in cash and cash equivalents during the year		159,796	35,004	50,715	198,787	22,878	2,246	(38,991)	12,126	48,469
Cash and cash equivalents, beginning of year		129,894	94,890	44,175	30,087	7,209	4,963	99,807	87,681	39,212

Cash and cash equivalents, end of year		$289,690	$129,894	$94,890	$228,874	$30,087	$7,209	$60,816	$99,807	$87,681

See accompanying notes

52-53

Consolidated Balance Sheets
(U.S. dollars in thousands)

		Consolidated		Real Estate Business		Magna Entertainment Corp.
As at December 31,	Note	2004	2003	2004	2003	2004	2003
ASSETS
Current assets:
Cash and cash equivalents		$289,690	$129,894	$228,874	$30,087	$60,816	$99,807
Restricted cash		26,575	24,738	—	—	26,575	24,738
Accounts receivable		61,484	51,223	12,356	17,008	49,128	34,215
Income taxes receivable		2,073	1,809	—	—	2,073	1,809
Prepaid expenses and other		16,570	13,457	212	518	16,358	12,939

		396,392	221,121	241,442	47,613	154,950	173,508

Real estate properties, net	5, 23	2,269,842	2,066,382	1,357,700	1,227,512	912,243	838,870
Fixed assets, net	6	56,161	31,562	532	208	55,629	31,354
Loan receivable from MEC	23	—	—	26,426	—	—	—
Deferred rent receivable		13,851	13,930	13,851	13,930	—	—
Racing licenses	7	240,893	236,098	—	—	240,893	236,098
Other assets, net	7	18,348	20,229	2,430	323	18,863	19,906
Future tax assets	11	44,379	42,820	9,134	12,790	35,245	30,030

		$3,039,866	$2,632,142	$1,651,515	$1,302,376	$1,417,823	$1,329,766

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	10	$27,500	$6,696	$—	$—	$27,500	$6,696
Accounts payable and accrued liabilities	18	176,756	128,481	39,520	18,487	137,236	109,994
Income taxes payable		5,907	2,571	5,907	2,571	—	—
Long-term debt due within one year	8	18,076	58,618	313	570	17,763	58,048
Deferred revenue		29,434	19,335	—	—	29,434	19,335

		257,673	215,701	45,740	21,628	211,933	194,073

Long-term debt	8	248,003	128,387	6,505	6,361	241,498	122,026
Note obligations	9	211,062	208,933	—	—	211,062	208,933
Senior unsecured debentures	9	219,228	—	219,228	—	—	—
Loan payable to MID	23	—	—	—	—	26,426	—
Future tax liabilities	11	169,781	164,275	33,325	30,790	136,456	133,485
Minority interest	9	253,726	282,752	—	—	253,726	282,752

		1,359,473	1,000,048	304,798	58,779	1,081,101	941,269

Shareholders' equity:
Class A Subordinate Voting Shares	14	1,554,779	1,552,901
Class B Shares	14	17,893	17,893
Contributed surplus	15	2,387	—
Deficit		(79,932)	(49,488)
Currency translation adjustment	16	185,266	110,788

		1,680,393	1,632,094	1,346,717	1,243,597	336,722	388,497

		$3,039,866	$2,632,142	$1,651,515	$1,302,376	$1,417,823	$1,329,766

Commitments and contingencies (notes 8 and 24)

See accompanying notes

On behalf of the Board:	Director	Director

Notes to Consolidated Financial Statements
(All amounts, except per share amounts, in thousands of U.S. dollars unless otherwise noted)

1.     SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The consolidated financial statements have been prepared in U.S. dollars following Canadian generally accepted accounting principles ("Canadian GAAP"), which are also in conformity, in all material respects, with United States generally accepted accounting principles ("U.S. GAAP"), except as described in note 25 to the consolidated financial statements.

        The consolidated financial statements include the accounts of MI Developments Inc. and its subsidiaries (collectively "MID" or the "Company").

        On August 19, 2003, the shareholders of Magna International Inc. ("Magna") approved spin-off transactions to list the Company as an independent company, publicly traded on the New York Stock Exchange and Toronto Stock Exchange (the "Spin-Off Transactions"). Prior to the spin-off, Magna's net equity investment in MID was recapitalized into 47,582,083 Class A Subordinate Voting Shares and 548,238 Class B Shares of the Company. These shares were distributed on September 2, 2003 to Magna's shareholders of record as of the close of business on August 29, 2003. On August 18, 2003, the Company filed a final prospectus with applicable regulatory authorities in Canada, and an amended registration statement in the United States, to qualify the Class A Subordinate Voting Shares of the Company for public trading in Canada and the United States and to qualify the Class B Shares of the Company for public trading in Canada.

        The Company holds an investment in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live racing content to the inter-track, off-track, and account wagering markets. The Company owns approximately 59% of MEC's total equity, representing approximately 96% of the total voting power of its outstanding stock. MEC's results are consolidated with the Company's results, with outside ownership accounted for as a minority interest.

        The consolidated financial statements for the periods prior to the spin-off from Magna present the historic consolidated financial position, results of operations and cash flows of the Company on a carve-out basis from Magna. All assets and liabilities recorded in the consolidated financial statements for the periods prior to the spin-off are at Magna's historic book values and have been included from the date they were acquired by Magna. These consolidated financial statements present the financial position, results of operations, changes in Magna's net investment and cash flows of the Company as if it had operated as a stand-alone entity subject to Magna's control.

        The consolidated statements of income (loss) include rental revenue and finance income earned by the Company on leases with Magna and its subsidiaries, which represent a combination of operating and direct financing leases, from their effective dates. Certain of the expenses presented in the consolidated statements of income (loss) for the years ended December 31, 2003 and 2002 represent intercompany allocations and management's estimates of the cost of services provided by Magna. These allocations and estimates are considered by management to be the best available approximation of the expenses that the Company would have incurred had it operated on a stand-alone basis over the periods presented.

        Interest expense for the periods prior to the spin-off, as presented in the consolidated statements of income (loss) for the years ended December 31, 2003 and 2002, includes interest on external debt and amounts due to Magna (included in Magna's net investment) during those periods. Magna's net investment at the date of spin-off and at the end of the prior periods, which includes both debt and equity components, comprises the accumulated earnings of the Company, contributions by, less distributions to, Magna, and the currency translation adjustment up to such dates.

        Income taxes for the Company for the periods prior to the spin-off have been recorded at statutory rates based on income before income taxes as reported in the consolidated statements of income (loss) for the years ended December 31, 2003 and 2002 as though the Company was a separate tax paying entity. Income taxes payable in respect of historically separate tax paying legal entities have been presented as a liability in the consolidated balance sheet as at December 31, 2003. Income taxes payable in respect of other components which were not historically separate tax paying legal entities have been included in Magna's net investment for the periods prior to the spin-off. Future income taxes have been presented in the consolidated balance sheets for temporary differences between the financial reporting and tax bases of the Company's assets and liabilities.

        As a result of the basis of presentation described above, the consolidated statements of income (loss) for the years ended December 31, 2003 and 2002 may not necessarily be indicative of the revenues and expenses that would have resulted had the Company operated as a stand-alone entity during the periods prior to the spin-off.

        The consolidated statements of income (loss) include the financial results for all properties except for properties acquired during the three-year period ended December 31, 2004, for which financial results are included from the respective dates of acquisition. With respect to the Eurostar assembly facility described in note 3(a), the consolidated statements of income (loss) only include lease income commencing July 11, 2002, the date of acquisition of this property by Magna. The consolidated statements of income (loss) include lease income commencing January 1, 2003 with respect to the Donnelly real estate acquired effective October 1, 2002 and described in note 3(a).

        The Company's subsidiaries are included in these consolidated financial statements using the purchase method of accounting from the date they were acquired by Magna or MEC. All significant intercompany balances and transactions have been eliminated.

        Financial data and related measurements are presented on the consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets in two categories, "Real Estate Business" and "Magna Entertainment Corp.", which correspond to the Company's reporting segments as described in note 22 to the consolidated financial statements. Transactions and balances between the "Real Estate Business" and "Magna Entertainment Corp." have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions between these two segments, which are further described in note 23(a), are eliminated in the consolidated results of operations and financial position of the Company.

        We have reclassified certain prior years' amounts to conform to this year's presentation.

Foreign Currency Translation

        The assets and liabilities of the Company's operations having a functional currency other than the U.S. dollar are translated into the Company's U.S. dollar reporting currency using the exchange rate in effect at the year end and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company's net equity investment in these operations are deferred as a separate component of shareholders' equity, or included in Magna's net investment for periods prior to the spin-off.

        The appropriate amounts of exchange gains or losses accumulated in the separate component of shareholders' equity are reflected in income when there is a reduction, as a result of capital transactions, in the Company's net investment in the operations that gave rise to such exchange gains and losses.

        Foreign exchange gains and losses on transactions occurring in a currency different from an operation's functional currency are reflected in income, except for gains and losses on foreign exchange forward contracts used in accordance with the Company's accounting policy for "Derivative Financial Instruments" as described below.

Derivative Financial Instruments

        Derivative financial instruments are utilized by the Company from time to time in the management of its foreign currency and interest rate exposures. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

        The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking such hedge transactions. This process includes linking all derivatives to forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether or not the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

        Unrealized gains or losses associated with derivative instruments that have been terminated or cease to be effective prior to maturity are recognized as a component of the related hedged transaction in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item matures prior to the termination of the related derivative instrument, any subsequent gain or loss on such derivative instrument is recognized in income.

        Net cash flows arising from derivative financial instruments used to hedge anticipated foreign currency transactions and interest rate fluctuations are classified in the same manner as the cash flows from the hedged transactions on the consolidated statements of cash flows.

Foreign Exchange Forward Contracts

        The Company purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. Foreign exchange translation gains and losses, together with any premium or discount, on derivative financial instruments are accounted for as a component of the related hedged transaction. Prior to the transaction being completed, any such foreign exchange gains, losses, premiums and discounts together with the related values of the hedging instruments are excluded from the Company's results of operations.

Interest Rate Swaps

        MEC utilizes, on occasion, interest rate swap contracts to hedge exposure to interest rate fluctuations on its variable rate debt. These swap contracts are accounted for using hedge accounting and the net swap settlements are recognized in the same period, and as part of, the hedged transaction.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates.

Cash and Cash Equivalents and Restricted Cash

        Cash and cash equivalents include cash on account, demand deposits and short-term investments with maturities of less than three months at the date of acquisition. Restricted cash represents segregated cash accounts held by MEC on behalf of others, primarily horse owners.

Real Estate Properties

        In all cases below, "cost" represents acquisition and development costs including direct construction costs, capitalized interest and indirect costs wholly attributable to development.

Revenue-producing Properties

        Revenue-producing properties under operating leases, revenue-producing racetrack properties and revenue-producing non-racetrack properties are stated at cost less accumulated depreciation, reduced for impairment losses where appropriate.

        Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

        Depreciation is provided on a straight-line basis over the estimated useful lives which are 20 to 40 years for buildings and 10 years for parking lots and roadways.

Development Properties

        Development properties, which include Real Estate Business properties and under-utilized racetrack real estate, are stated at cost, reduced for impairment losses where appropriate. Real Estate Business properties under development to be leased under operating leases are classified as such until the property is substantially completed and available for occupancy. Real Estate Business properties under development to be leased under direct financing leases are classified as such until lease inception. Depreciation is not recorded for development properties.

Properties Held for Sale

        Properties held for sale are carried at the lower of cost less accumulated depreciation and fair value less costs of disposal. Depreciation ceases once a property is classified as held for sale.

Fixed Assets

        Fixed assets are recorded at cost, less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the fixed assets which are 3 to 15 years for machinery and equipment, 3 to 5 years for computer equipment, and 5 to 7 years for furniture and fixtures.

        Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

Impairment of Long-lived Assets

        The Company measures impairment losses on long-lived assets, including real estate properties, fixed assets and other long-term assets, as the amount by which the asset's carrying value exceeds its fair value. The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.

        For properties and fixed assets not available for sale, the Company assesses periodically whether there are indicators of impairment. If such indicators are present, the Company completes a net recoverable amount analysis for the property by determining whether the carrying value of the property can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and appraisals, is charged to operations in the period in which such impairment is determined by management.

        When properties are identified by the Company as available for sale, the carrying value is reduced, if necessary, to the estimated fair value less costs of disposal. Fair value is determined based upon discounted cash flows of the assets, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Racing Licenses

        Racing licenses represent the value attributed to licenses to conduct race meets acquired through MEC's acquisition of racetracks. Racing licenses, an intangible asset that meets the definition of an indefinite life intangible, are not subject to amortization, but are evaluated for impairment on an annual basis or when impairment indicators are present. Racing license impairment is assessed based on a comparison of the fair value of each of MEC's individual reporting units to the underlying carrying value of each reporting unit's net assets, including racing licenses. When the carrying amount of a reporting unit exceeds its fair value, the fair value of the reporting unit's racing license is compared with its carrying amount to measure the amount of the impairment loss, if any. The fair value of racing licenses is determined in the same manner as in a business combination.

Subordinated Notes

        The convertible subordinated notes issued by MEC are recorded in part as debt and in part as minority interest. The debt component consists of the present value of the future interest and principal payments on the convertible subordinated notes to maturity and is presented as note obligations. Interest on the debt component is accrued over time and recognized as a charge against income.

        The minority interest component represents the value of the holders' option to convert the convertible subordinated notes into shares of Class A Subordinate Voting Stock of MEC. The holders' conversion option is valued using a residual value approach.

Lease Accounting and Revenue Recognition

Real Estate Business

        The leases with Magna (the "Leases") are triple net leases under which the lessee is responsible for the direct payment of all operating costs related to the properties (including property taxes, insurance, utilities and routine repairs and maintenance). Revenues and operating expenses do not include any amounts related to operating costs paid directly by the lessees.

        Substantially all Leases provide for either scheduled fixed rent increases or periodic rent increases based on a local price index. Where periodic rent increases depend on a local price index, such rent increases are accounted for as contingent rentals and recognized in income in applicable future years.

        Where the Company has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Rental revenues under operating leases are recognized on a straight-line basis, whereby the scheduled fixed lease payments are recognized in income over the term of the respective lease. The amount by which the straight-line rental revenue exceeds rents collected in accordance with the lease agreements is included in deferred rent receivable.

        Where substantially all the benefits and risks of ownership of its rental properties have been transferred to tenants, the Company's leases are accounted for as direct financing leases. For properties under direct financing leases, the Company determines an implicit interest rate based on the cost of the subject property (or net book value where appropriate), the minimum lease payments and estimated residual value, and records finance income based on applying this implicit interest rate to the investment in the direct financing lease.

        For leases involving land and buildings, if the fair value of the land exceeds 25% of the consolidated fair value of the land and building at the inception of the lease, the Company evaluates the land and building separately in determining the appropriate lease treatment. In such circumstances, the land lease is typically accounted for as an operating lease, and the building could be accounted for as either an operating lease or direct financing lease, as appropriate.

        Residual values are the estimated fair market values of the properties at the end of the lease term. The initial net investment in direct financing leases includes the present value of the estimated residual value, which amount is implicitly accreted to the estimated residual value over the lease term. Management utilizes third party publications and its own historical experience to determine the estimated fair market values of the properties at the end of the lease term. Management reviews these estimates to evaluate whether they will be recoverable at the end of the lease term. Declines in residual values for direct financing leases are recognized as an immediate charge to income.

Magna Entertainment Corp.

Racetrack Revenues

        MEC records operating revenues associated with horseracing on a daily basis. Wagering revenues are recognized gross of purses, stakes and awards and pari-mutuel wagering taxes. The costs relating to these amounts are shown as "Purses, awards and other." Non-wagering revenues include slot commissions, food and beverage sales, program sales, admissions, parking, sponsorship, rental fees and other revenues. Slot commissions are recorded as revenues as the amounts are earned from the Ontario Lottery and Gaming Corporation ("OLGC"). Revenues from food and beverage and program sales are recorded at the time of sale. Revenues from admissions and parking are recorded on a daily basis, except for seasonal amounts, which are recorded ratably over the racing season. Revenues from sponsorship and rental fees are recorded ratably over the terms of the respective agreements or when the related event occurs.

Other Revenues

        Revenues from the sale of MEC's residential development inventory are recognized when title passes to the purchaser and collection is reasonably assured. Properties that have been sold, but for which these criteria have not been satisfied, are included in development real estate properties.

        MEC's golf course annual membership fee revenues are recognized ratably over the applicable season. Non-refundable golf membership initiation fees are deferred and amortized over the expected membership life.

Stock-based Compensation Plans

        MID and MEC have stock-based compensation plans which are described in note 17. Effective January 1, 2004 (see note 2), compensation expense is recognized for stock options granted based upon the fair value of the options at the grant date. Compensation expense is recognized over the vesting period of the options as general and administrative expenses with a corresponding amount included in equity as contributed surplus for MID and in minority interest for MEC.

        The contributed surplus balance is reduced as MID options are exercised and the amount initially recorded for the options in contributed surplus is credited to Class A Subordinate Voting Shares, along with the proceeds received on exercise. In the event that options are forfeited or cancelled prior to having vested, any previously recognized expense is reversed in the period in which the options are forfeited or cancelled.

Employee Benefit Plans

        The cost of providing benefits through defined benefit pension plans is actuarially determined and recognized in income using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Differences arising from plan amendments, changes in assumptions and experience gains and losses are recognized in income over the expected average remaining service life of employees. Fair value is used to value plan assets and the expected return on plan assets. The portion of actuarial experience gains and losses in excess of 10% of the greater of the value of the plan assets or accrued benefit obligation is amortized on a straight-line basis over the expected average remaining service life ("EARSL") of the plan's active participants. EARSL is 16 years for the years ended December 31, 2004, 2003 and 2002.

Advertising

        Costs incurred for producing advertising associated with horseracing are generally expensed when the advertising program commences. Costs incurred with respect to promotions for specific live race days are expensed on the applicable race day.

Income Taxes

        The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2.     ACCOUNTING CHANGES

Stock-based Compensation

        In November 2003, The Canadian Institute of Chartered Accountants ("CICA") amended Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments", to require the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company adopted these requirements, on a retroactive basis, effective January 1, 2004. The consolidated statements of income (loss) for the years ended December 31, 2003 and 2002 have not been restated. During the year ended December 31, 2004, the cumulative impact of stock-based compensation for the years ended December 31, 2003 and 2002 was recognized in the consolidated financial statements as an adjustment to opening deficit. At the segment level, the impact of this recognition was an increase in MEC's minority interest of $3.2 million and a decrease in MEC's shareholders' equity of $3.2 million. On a consolidated basis, the impact of the restatement was an increase in minority interest of $3.2 million, an increase in deficit of $4.1 million, and an increase in contributed surplus of $0.9 million.

        In the year ended December 31, 2004, the effect of the adoption of the fair value method for stock-based compensation expense was an increase in general and administrative expenses of $2.8 million (Real Estate Business — $1.8 million; MEC — $1.0 million) and a decrease in minority interest expense of $0.4 million.

Hedging Relationships

        In November 2002 and June 2003, the CICA approved certain amendments to Accounting Guideline 13, "Hedging Relationships" ("AcG-13") which were adopted by the Company effective January 1, 2004. AcG-13 provides guidance on the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting, and for the discontinuance of hedge accounting. The amendments clarified certain of the requirements in AcG-13 and provided additional application guidance. The adoption of AcG-13 did not have an impact on the Company's consolidated financial statements.

3.     BUSINESS ACQUISITIONS AND DISPOSALS

(a)   Real Estate Business

  Eurostar Facility

        On July 11, 2002, the Company acquired land and buildings in Austria at a cost of $74.8 million in connection with Magna's acquisition of the Eurostar assembly facility. These assets were leased to Magna Steyr under a lease agreement effective July 11, 2002.

  Magna Donnelly Properties

        On October 1, 2002, the Company acquired land and buildings in the United States, Mexico, Germany and Spain, at a cost of $25.0 million, in connection with Magna's acquisition of Donnelly Corporation ("Donnelly"). Since there was no cash consideration paid by Magna in connection with the acquisition of Donnelly, the acquisition of the Donnelly real estate by the Company was reflected as a non-cash contribution by Magna. These assets were leased to Magna Donnelly commencing in 2003.

(b)   MEC

Acquisitions in the year ended December 31, 2003

Flamboro Downs

        On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, were acquired by Ontario Racing Inc. ("ORI"). Flamboro Downs houses a gaming facility with 750 slot machines operated by the OLGC. On April 16, 2003, MEC received all necessary regulatory approvals for the acquisition of Flamboro Downs, and accordingly the shares of ORI were transferred to MEC. Prior to the share transfer, ORI was owned by an employee of MEC. The results of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003. For the year ended December 31, 2003, MEC's general and administrative expenses included $992 thousand (2002 — $463 thousand) of equity income from its investment in ORI.

        As of April 16, 2003, the acquisition of Flamboro Downs was accounted for by the purchase method. The purchase price, net of cash acquired, was approximately $59.4 million and was previously funded by MEC through a cash advance to ORI at October 18, 2002 of $23.1 million, with the remainder satisfied by ongoing payments under secured notes of approximately $32.9 million and an obligation to pay an additional $3.5 million in the event that Flamboro Downs' agreement with the OLGC with respect to the slot facility is extended. The secured notes and obligation are payable in Canadian dollars.

        At December 31, 2002, the cash advance to ORI was included in other assets.

        The purchase price of this acquisition has been allocated using the purchase method to the assets and liabilities acquired as follows:

Non-cash working capital deficit	$(1,549)
Real estate properties and fixed assets	16,494
Other assets (primarily racing licenses)	55,491
Future income taxes	(11,031)

Net assets acquired, net of cash acquired	$59,405

Comprised of:
Cash	$23,055
Issuance of secured notes (see note 8)	32,855
Obligation with respect to the extension of the slot facility (see note 8)	3,495

Total purchase consideration, net of cash acquired	$59,405

AmTote International, Inc.

        On August 22, 2003, MEC completed the acquisition of a 30% equity interest in AmTote International, Inc. ("AmTote") for a total cash purchase price, including transaction costs, of $4.3 million. AmTote is a leading provider of totalisator services to the North American parimutuel industry and has service contracts with over 70 North American racetracks and other wagering entities.

Acquisitions in the year ended December 31, 2002

Lone Star Park at Grand Prairie

        On October 23, 2002, MEC completed the acquisition of substantially all the operations and related assets of Lone Star Park at Grand Prairie, for a total cash purchase price, including transaction costs, of $79.1 million, net of cash acquired of $1.8 million. Lone Star Park at Grand Prairie operates thoroughbred and American Quarter horse race meets at its racetrack located near Dallas, Texas.

The Maryland Jockey Club

        On November 27, 2002, MEC completed the acquisition of a controlling interest in the Pimlico Race Course and Laurel Park, which are operated under the trade name "The Maryland Jockey Club" ("MJC"), for a total purchase price, including transaction costs, of $84.9 million, net of cash acquired of $5.3 million. The total purchase price was satisfied by cash payments of $66.6 million and the obligation to pay $18.3 million, which bears interest at the six-month London Interbank Offered Rate ("LIBOR"), upon the exercise of either the put or call option described below. Under the terms of the agreements, MEC acquired a 51% equity and voting interest in The Maryland Jockey Club of Baltimore City, Inc., the owner of Pimlico Race Course, a 51% voting interest and a 58% equity interest on a fully diluted basis in Laurel Racing Assoc., Inc., the general partner and manager of Laurel Racing Association Limited Partnership ("LRALP"), the owner of Laurel Park, and the entire limited partnership interest in LRALP. MEC also purchased options from the De Francis family to buy their remaining voting and equity interests in MJC, which represent all of the minority interests, at any time during the period starting 48 months and ending 60 months after the closing of the transaction. MEC has also granted the De Francis family the option to sell such interests to MEC at any time during the first five years after the closing. In consideration for these options, MEC paid $18.4 million on closing and an additional $18.3 million, plus interest at the six-month LIBOR, which will be paid on exercise of the options (see note 8).

        The put and call options are viewed, for accounting purposes, on a combined basis with the minority interest and accounted for as a financing of MEC's purchase of such minority interest. Accordingly, MEC has consolidated 100% of the operations of MJC from the date of acquisition. The Pimlico Race Course, the home of the Preakness Stakes,® the middle jewel in thoroughbred racing's Triple Crown, and Laurel Park are located in the Baltimore, Maryland area.

        The purchase price of these acquisitions has been allocated using the purchase method to the assets and liabilities acquired as follows:

	Lone Star	MJC	Other	Total
Non-cash working capital	$(4,087)	$(12,159)	$(384)	$(16,630)
Real estate properties and fixed assets	64,010	70,458	393	134,861
Other assets (primarily racing licenses)	34,797	96,832	585	132,214
Debt due within one year	(62)	(1,041)	—	(1,103)
Long-term debt	(15,563)	(25,489)	—	(41,052)
Future income taxes	—	(43,674)	—	(43,674)

Net assets acquired, net of cash acquired	$79,095	$84,927	$594	$164,616

Comprised of:
Cash	$79,095	$66,615	$594	$146,304
Issuance of long-term debt (note 8)	—	18,312	—	18,312

Total purchase consideration, net of cash acquired	$79,095	$84,927	$594	$164,616

Pro-forma Impact

        If the business acquisitions completed during the years ended December 31, 2003 and 2002 had occurred on January 1, 2002, the Company's unaudited pro-forma revenue would have been $821.3 million for the year ended December 31, 2003 (2002 — $809.5 million) and its unaudited pro-forma net loss would have been $32.3 million for the year ended December 31, 2003 (2002 — net income of $13.7 million).

Sale and Lease Arrangement of Great Lakes Downs

        On August 24, 2004, MI Racing Inc., a wholly owned subsidiary of MEC, sold the real property and associated racetrack license of Great Lakes Downs to Richmond Racing Co., LLC ("Richmond Racing") for approximately $4.2 million. The consideration included cash of $0.2 million and the issuance of a 20-year promissory note with a principal amount of $4.0 million.

        The promissory note, which bears interest at 5.0% per annum, is repayable by Richmond Racing in monthly principal and interest payments of $26 thousand until maturity. MI Racing Inc. also has an option to repurchase the property and associated racetrack license of Great Lakes Downs from Richmond Racing in the event MEC is unsuccessful in obtaining a racetrack license for a proposed racetrack in Romulus, Michigan or in the event that state law in Michigan is amended to allow an entity to hold more than one racetrack license.

        MI Racing Inc. has also entered into a lease agreement with Richmond Racing, which gives MI Racing Inc. the conditional right to continue operating Great Lakes Downs and conducting thoroughbred race meetings at the racetrack. The lease is for an initial term of five years with an option to renew the lease for up to three additional periods of five years each. The lease requires MI Racing Inc. to make monthly rental payments of $30 thousand to Richmond Racing.

        Based on the terms contained in the sale and lease arrangement between MI Racing Inc. and Richmond Racing, for accounting purposes the transaction has not been accounted for as a sale and leaseback, but rather using the financing method of accounting under generally accepted accounting principles.

4.     WRITE-DOWN OF MEC'S LONG-LIVED AND INTANGIBLE ASSETS

        MEC's long-lived assets and racing licenses were tested for impairment upon completion of MEC's annual business planning process. The fair value of the racetracks was determined using the discounted cash flow method, including a probability-weighted approach in considering the likelihood of possible outcomes. This method also included a determination of the estimated future cash flows associated with the racing licenses and long-lived assets directly associated with, and expected to arise as a direct result of, the use and disposition of those assets. The fair value determined was then compared to the carrying value of the racing licenses and long-lived assets in order to determine the amount of the impairment. The long-lived assets consist of fixed assets and real estate properties.

        Write-downs and impairment charges relating to long-lived and intangible assets recognized are as follows:

	2004(i)	2003(ii)	2002(iii)
Gulfstream Park	$26,252	$49,078	$—
The Maryland Jockey Club	433	47,712	—
Bay Meadows	—	20,294	—
Multnomah Greyhound Park	—	5,538	—
Remington Park	—	4,780	7,572
Portland Meadows	—	3,754	—
Thistledown	—	3,700	—
Great Lakes Downs	—	—	9,921

	$26,685	$134,856	$17,493

(i)
During the year ended December 31, 2004, MEC commenced a major redevelopment of its Gulfstream Park racetrack and demolished certain long-lived assets. As a result, the Company recognized a non-cash write-down of $26.3 million related to Gulfstream Park's long-lived assets in connection with the redevelopment.

  MEC also commenced the redevelopment of the racing surfaces at Laurel Park. As a result, the Company recognized a non-cash write-down of $0.4 million related to Laurel Park's long-lived assets in connection with the redevelopment.

(ii)
During the year ended December 31, 2003, Gulfstream Park and MJC experienced lower average daily attendance, and decreased on-track wagering activity compared to the prior year. Based on these impairment indicators, MEC tested Gulfstream Park's and MJC's long-lived and intangible assets for recoverability. MEC used an expected present value approach of estimated future cash flows, including a probability-weighted approach in considering the likelihood of possible outcomes, to determine the fair value of the long-lived and intangible assets. Based on this analysis, non-cash impairment charges were required of Gulfstream Park's racing license of $49.1 million and a portion of MJC's racing license of $47.7 million.

  A non-cash impairment charge of the Bay Meadows' racing license of $19.6 million and goodwill of $0.7 million was required based on uncertainty regarding future renewals of the lease of the Bay Meadows facility, which was renewed on a year-to-year basis in each of 2002 and 2003, but expired on December 31, 2004.

  The operations at Multnomah Greyhound Park, Remington Park, Portland Meadows and Thistledown produced operating losses in 2003. Based on this impairment indicator, MEC tested these racetracks' respective long-lived and intangible assets for recoverability. MEC used an expected present value approach of estimated future cash flows, including a probability-weighted approach in considering the likelihood of possible outcomes, to determine the fair value of the long-lived and intangible assets. Based on this analysis, non-cash impairment charges were required of Multnomah Greyhound Park's racing license of $5.5 million, Remington Park's fixed assets of $3.9 million and other intangible assets of $0.9 million, Portland Meadows' racing license of $0.2 million and other intangible assets of $3.6 million and Thistledown's racing license of $3.7 million.

(iii)
During the year ended December 31, 2002, the Company's projected future cash flows for its Remington Park and Great Lakes Downs facilities were not sufficient to recover the values of the long-lived and intangible assets, primarily fixed assets and the racing licenses, which resulted in a non-cash impairment charge of $7.6 million at Remington Park and $9.9 million at Great Lakes Downs.

5.     REAL ESTATE PROPERTIES

  (a)
  Real estate properties consist of:

	2004	2003
Real Estate Business
Revenue-producing properties under operating leases
Land	$198,940	$179,848
Buildings, parking lots and roadways — cost	1,186,112	1,058,948
Buildings, parking lots and roadways — accumulated depreciation	(195,654)	(150,913)

	1,189,398	1,087,883

Development properties
Land and improvements	105,408	124,926
Properties under development	31,477	8,700

	136,885	133,626

Properties held for sale	31,417	6,003

	1,357,700	1,227,512

MEC
Revenue-producing racetrack properties
Land and improvements	219,028	210,859
Buildings — cost	426,947	253,619
Buildings — accumulated depreciation	(73,269)	(36,454)
Construction in progress	104,596	101,216

	677,302	529,240

Under-utilized racetrack properties	98,332	97,201

Development properties
Land and improvements	49,400	60,089
Properties under development	1,222	62,441

	50,622	122,530

Revenue-producing non-racetrack properties
Land and improvements	37,543	35,236
Buildings — cost	56,957	53,939
Buildings — accumulated depreciation	(11,025)	(8,621)

	83,475	80,554

Properties held for sale	2,512	9,345

	912,243	838,870

Eliminations (note 23(a))	(101)	—

Consolidated	$2,269,842	$2,066,382

  (b)
  In November 2002, MEC entered into an agreement to sell excess real estate located at Golden Gate Fields. The carrying value of the property, prior to entering into the agreement, was $14.3 million. In 2002, MEC recorded a write-down of this real estate, which resulted in a loss before income taxes and a loss after income taxes of $5.8 million and $2.4 million, respectively. In December 2003, MEC completed the transaction for consideration of $8.5 million. There was no gain or loss on this transaction in 2003.

(c)
Future minimum rental payments on operating leases, substantially all of which are due from Magna or its subsidiaries, to be received under non-cancellable leases in effect at December 31, 2004 are shown in the following table. These amounts are determined using foreign exchange rates as at December 31, 2004 and factor in only the contracted fixed rent increases, and do not include rents from any renewals on lease expiry.

2005	$148,365
2006	148,686
2007	147,923
2008	144,719
2009	140,428
Thereafter	981,714

$1,711,835

(d)
During the year ended December 31, 2004, development properties with a carrying value of approximately $23.9 million were reclassified to 'properties held for sale' as the Company is looking to sell these non-strategic properties. Additionally, a revenue-producing property with a carrying value of approximately $1.1 million was reclassified to 'properties held for sale' as the lease on the property expired and was not renewed.

(e)
The Company plans to sell the properties held for sale by December 31, 2005. However, no assurance can be provided that such plans are successful in the intended time frame.

(f)
Included in MEC's revenue-producing racetrack properties are land and improvements and buildings under capital lease with a cost of $45.6 million (2003 — $45.6 million) and accumulated depreciation of $4.6 million (2003 — $2.5 million).

6.     FIXED ASSETS

        Fixed assets consist of:

	2004	2003
Real Estate Business
Furniture and fixtures — cost	$1,081	$723
Furniture and fixtures — accumulated depreciation	(549)	(515)

	532	208

MEC
Racetrack fixed assets:
Cost
Machinery and equipment	55,265	35,965
Furniture and fixtures	47,136	26,435

	102,401	62,400
Accumulated depreciation
Machinery and equipment	(25,945)	(16,706)
Furniture and fixtures	(25,861)	(19,996)

	50,595	25,698

Other fixed assets:
Cost
Machinery and equipment	4,693	4,456
Furniture and fixtures	8,102	7,418

	12,795	11,874
Accumulated depreciation
Machinery and equipment	(3,280)	(2,819)
Furniture and fixtures	(4,481)	(3,399)

	5,034	5,656

	55,629	31,354

Consolidated	$56,161	$31,562

7.     RACING LICENSES AND OTHER ASSETS

(a)
Racing Licenses

	2004	2003
MEC
Balance, beginning of year	$236,098	$293,986
Acquired during the year	—	55,491
Write-down of racing licenses (note 4)	—	(125,783)
Foreign currency impact on racing licenses(i)	4,795	12,404

Balance, end of year	$240,893	$236,098

  (i)
  The strengthening of the Canadian dollar against the U.S. dollar resulted in an increase in the carrying value of the racing license with respect to FlamboroDowns.

(b)
Other Assets

	2004	2003
Real Estate Business
Deferred financing costs	$2,430	$323

MEC
Investments, long-term receivables and other	9,446	12,331
Deferred financing costs	5,732	6,827
Intercompany loan financing costs	2,945	—
Goodwill	740	748

	18,863	19,906

Eliminations (note 23(a))	(2,945)	—

Consolidated	$18,348	$20,229

        Deferred financing costs are being amortized over the term of the related debt obligations.

8.     DEBT AND COMMITMENTS

(a)
Long-term debt consists of the following:

	2004	2003
Real Estate Business
Mortgage bearing interest at 8.0% per annum with a maturity date of January 2009. The mortgage is repayable in equal blended monthly payments of Cdn. $49 thousand and is secured by the underlying property.	$4,005	$3,895
Mortgage bearing interest at 8.1% per annum with a maturity date of January 2011. The mortgage is repayable in equal blended monthly payments of Cdn. $35 thousand and is secured by the underlying property.	2,813	2,736
Mortgage bearing interest at 11.0% per annum that matured and was repaid in September 2004.	—	300

	6,818	6,931

MEC
Term loan facility, bearing interest at LIBOR plus 2.0% per annum (4.4% at December 31, 2004) with a maturity date of October 7, 2007, subject to a further extension at MEC's option to October 7, 2009. The facility is guaranteed by the Los Angeles Turf Club, Incorporated ("LATC") and is secured by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and The Santa Anita Companies, Inc. ("SAC") and a pledge of all of the outstanding capital stock of LATC and SAC. At December 31, 2004, the term loan is fully drawn and is repayable in monthly principal amounts of $417 thousand until maturity.	73,750	—
Term loan facility repaid during the year.	—	51,100
Promissory note denominated in Canadian dollars bearing interest at the five-year Government of Canada benchmark bank bond rate plus 1.5% per annum, with a maturity date of June 30, 2007. The interest rate is not to be less than 6.0% per annum and cannot exceed 7.0% per annum (6.0% at December 31, 2004). The note is secured by two first mortgages and a debenture against Flamboro Downs racetrack and related real estate. The promissory note is repayable in annual instalments of $2.1 million (Cdn. $2.5 million) with the remaining amount due upon maturity (see note 3(b)).	38,796	38,135

Term loan facility of 17.6 million euros, bearing interest at an implicit rate of 5.2% per annum, collateralized by an assignment of future amounts receivable under the Fontana Sports access agreement, repayable in nine annual principal and interest payments of 2.5 million euros commencing January 1, 2006 until the ninth instalment has been made in 2014.	$23,869	$—
Term loan facility of 15.0 million euros, bearing interest at 4.0% per annum with a maturity date of February 9, 2007, secured by a pledge of land and a guarantee by MEC.	20,304	18,887
Term loan facility of 15.0 million euros, bearing interest at the European Interbank Offered Rate ("EURIBOR") plus 2.0% per annum (4.0% at December 31, 2004) with a maturity date of December 15, 2006, secured by a first and second mortgage on land in Austria owned by a European subsidiary.	20,304	—
Obligation to pay $18.3 million on exercise of either the put or call option for the remaining minority interest in The Maryland Jockey Club, bearing interest at the six-month LIBOR (2.6% at December 31, 2004) (see note 3(b)).	18,312	18,312
Term loan facilities bearing interest at either the U.S. prime rate or LIBOR plus 2.6% per annum (5.0% at December 31, 2004) until December 1, 2008, with a maturity date of December 1, 2013. On December 1, 2008, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loans are repayable in quarterly principal and interest payments. The loans are secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	17,786	18,744
Capital lease (imputed interest rate of 8.5%) maturing April 1, 2027, secured by buildings and improvements at Lone Star Park at Grand Prairie.	15,520	15,521
Term loan facility, bearing interest at either the U.S. prime rate or LIBOR plus 2.6% per annum (5.0% at December 31, 2004), with a maturity date of December 15, 2019. The term loan is repayable in quarterly principal and interest payments. The loan is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club (see note 10(b)).	10,000	—
Bank term line of credit denominated in euros, bearing interest at EURIBOR plus 0.625% per annum (2.8% at December 31, 2004). The term line of credit is repayable in annual instalments of $3.9 million (2.9 million euros) maturing in July 2006. A European subsidiary of MEC has provided two first mortgages on real estate properties as security for this facility.	7,870	7,328
Obligation to pay Cdn. $5.5 million with respect to the extension of Flamboro Downs' agreement with the OLGC regarding the slot facility, bearing interest at the five-year Government of Canada benchmark bank bond rate plus 1.5% per annum. The interest rate is not to be less than 6.0% per annum and cannot exceed 7.0% per annum (6.0% at December 31, 2004). The obligation is repayable in two instalments of $2.3 million (Cdn. $2.75 million) due in October 2005 and 2010 (see note 3(b)).	4,569	4,264
Term loan facility, bearing interest at 7.0% per annum until June 7, 2007, with a maturity date of June 7, 2017. On June 7, 2007 and June 7, 2012, the interest rate is reset to the market rate for a United States Treasury security of an equivalent term plus 2.6%. The term loan is repayable in quarterly principal and interest payments. The term loan is callable on December 31, 2006 or December 31, 2011. The loan is secured by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of The Maryland Jockey Club.	4,501	4,712
Unsecured promissory note bearing interest at 6.1% per annum, with a maturity date of September 14, 2005.	2,500	2,500
Other loans to various subsidiaries from various banks and city governments, including equipment loans and a term loan, with interest rates ranging from 4.0% to 9.0%.	1,180	571

	259,261	180,074

Consolidated total debt	266,079	187,005
Less: current portion	18,076	58,618

Consolidated long-term debt	$248,003	$128,387

        Each of the Company and MEC is in compliance with all of its long-term debt agreements and related financial covenants.

        The overall weighted average interest rate on long-term debt at December 31, 2004 was 5.0% (2003 — 5.5%; 2002 — 5.8%).

(b)
Future principal repayments on long-term debt at December 31, 2004 are as follows:

	Real Estate Business	MEC	Total
2005	$313	$17,763	$18,076
2006	338	53,857	54,195
2007	367	123,252	123,619
2008	396	4,784	5,180
2009	3,350	4,950	8,300
Thereafter	2,054	54,655	56,709

	$6,818	$259,261	$266,079

(c)
Included within the schedule of future principal repayments of long-term debt (see (b) above) is an obligation incurred by MEC under a capital lease. Future minimum lease payments under the capital lease in effect at December 31, 2004 are as follows:

2005	$1,320
2006	1,320
2007	1,452
2008	1,452
2009	1,452
Thereafter	29,964

Total lease payments	36,960
Less: capital lease minimum payments representing interest	21,440

Present value of lease payments	$15,520

(d)
Interest expense and interest income (excluding interest related to the MID loan to MEC) include:

	2004	2003	2002
Real Estate Business
Gross interest cost
External	$986	$691	$640
Intercompany to Magna	—	25,061	33,984

	986	25,752	34,624
Less: interest capitalized	—	(248)	—

Interest expense	986	25,504	34,624
Interest income	(1,949)	(472)	(1,762)

Interest (income) expense, net	(963)	25,032	32,862

MEC
Gross interest cost	31,197	24,049	7,262
Less: interest capitalized	(3,942)	(7,281)	(2,726)

Interest expense	27,255	16,768	4,536
Interest income	(1,068)	(1,622)	(3,760)

Interest expense, net	26,187	15,146	776
Consolidated	$25,224	$40,178	$33,638

        Interest capitalized relates to real estate properties under development.

        Gross interest cost consists of the following:

	2004	2003	2002
Real Estate Business
Interest on indebtedness initially incurred for a term of more than one year	$852	$526	$526
Other interest	134	25,226	34,098

Gross interest cost	$986	$25,752	$34,624

MEC
Interest on indebtedness initially incurred for a term of more than one year	$30,415	$23,907	$6,960
Other interest	782	142	302

Gross interest cost	$31,197	$24,049	$7,262

  MEC's gross interest expense includes $1.4 million (2003 — $1.3 million; 2002 — $0.3 million) related to capital lease obligations.

  Interest paid in cash for the year ended December 31, 2004 was $25.8 million (2003 — $45.6 million; 2002 — $41.3 million).

(e)
Prior to the Spin-Off Transactions, the Real Estate Business' continuing funding requirements were advanced by Magna. These advances bore interest at rates based on the borrowing jurisdiction's bank prime rate plus a margin and were recorded as part of Magna's net investment.

9.     DEBENTURES AND NOTES PAYABLE

(a)
Real Estate Business — Senior Unsecured Debentures

  On December 22, 2004, MID issued Cdn. $265.0 million of 6.05% senior unsecured debentures (the "Debentures") due December 22, 2016, at a price of Cdn. $995.70 per Cdn. $1,000.00 of principal amount. Proceeds to MID, net of Cdn. $3.0 million of issue expenses, amounted to Cdn. $260.9 million. The Debentures rank equally with all of MID's existing and future senior unsecured indebtedness.

  The Debentures are redeemable, in whole or in part, at MID's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a Debenture, a price equal to the price which, if the Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 42.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of December 22, 2016. At December 31, 2004, all the Debentures remained outstanding.

  Interest on the Debentures is payable in Canadian dollars on a semi-annual basis. The discount of Cdn. $1.1 million will be accreted into the carrying value of the Debentures over the term to maturity with a corresponding charge to interest expense.

(b)
MEC — Convertible Subordinated Notes

  MEC's convertible subordinated notes are presented in the consolidated balance sheets as follows:

	2004	2003
Note obligations	$211,062	$208,933
Minority interest	14,615	14,615

  In June 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes due June 15, 2010 at par, with proceeds, net of issue expenses, of $145.0 million. The unsecured notes are convertible at any time at the option of the holder into shares of Class A Subordinate Voting Stock of MEC at a conversion price of $7.05 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at MEC's option, on or after June 2, 2006, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2004, all of the notes remained outstanding.

  In December 2002, MEC issued $75.0 million of 7.25% convertible subordinated notes due December 15, 2009 at par, with proceeds, net of issue expenses, of $72.2 million. The unsecured notes are convertible at any time at the option of the holder into shares of Class A Subordinate Voting Stock of MEC at a conversion price of $8.50 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at MEC's option, on or after December 21, 2005, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after December 21, 2005 and before December 15, 2007, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2004, all of the notes remained outstanding.

  Interest on the notes is payable in U.S. dollars on a semi-annual basis. The value assigned to the holders' conversion option of these subordinated notes is included in MEC's equity. Accordingly, such amount is classified in minority interest in the Company's consolidated balance sheet as at December 31, 2004 and 2003.

10.   BANK INDEBTEDNESS

Real Estate Business

        The Company has an unsecured senior revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. or Canadian dollar loans or letters of credit. The credit facility expires on December 23, 2005, unless extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. Currently, the Company is subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates plus 1.0%, or the U.S. base or Canadian prime rate. The credit facility contains negative and affirmative financial and operating covenants. At December 31, 2004, the Company was in compliance with all of these covenants. At December 31, 2004, the Company had no borrowings under the facility, but the Company had issued letters of credit totalling $0.3 million.

MEC

(a)
MEC has a senior secured revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain of MEC's subsidiaries which own and operate Golden Gate Fields and Santa Anita Park. At December 31, 2004, MEC had borrowings under the facility of $27.5 million (2003 — nil) and had issued letters of credit totalling $21.9 million (2003 — $21.6 million) under the credit facility, such that $0.6 million was unused and available. The credit facility expires on October 10, 2005, unless extended with the consent of both parties.

  The loans under the credit facility bear interest at either the U.S. base rate or LIBOR plus a margin based on MEC's ratio of debt to earnings before interest, income tax expense, depreciation and amortization. The weighted average interest rate on the loans outstanding under the credit facility as at December 31, 2004 was 6.0%.

  On February 18, 2005, MEC amended its credit agreement including the financial covenants for this facility effective December 31, 2004 and accordingly at December 31, 2004, MEC was in compliance with the amended agreement and related financial covenants. However, MEC's ability to continue to meet these financial covenants may be adversely affected by a deterioration in business conditions or results of operations, adverse regulatory developments and other events beyond MEC's control. It is possible that MEC may not be able to meet the financial covenants under the $50.0 million senior revolving credit facility, as currently stated, at the quarterly reporting dates during the remaining term of the facility, which expires on October 10, 2005, unless extended with the consent of both parties. If MEC fails to comply with these financial covenants and the bank is unwilling to waive such a covenant breach or amend the agreement and related financial covenants, it will result in the occurrence of an event of default under the facility, and the bank could, therefore, demand repayment. In addition, as a result of the cross-default provision in the SAC term loan facility, a default under the senior secured revolving credit facility would also constitute an event of default under the SAC term loan facility, unless waived by the lender, and the lender could therefore demand repayment.

(b)
A subsidiary of MEC had a $10.0 million revolving credit facility that was scheduled to mature on September 7, 2004, but was extended until October 28, 2004, at which date the facility was converted to a term loan facility, which matures on December 15, 2019. Accordingly, at December 31, 2004, the amount is included in long-term debt (note 8). At December 31, 2003, borrowings under the facility were $6.7 million and the annual interest rate applicable to these advances then outstanding was 3.7%.

11.   INCOME TAXES

(a)
The provision for (recovery of) income taxes differs from the expense that would be obtained by applying Canadian statutory rates as a result of the following:

	2004	2003	2002
Real Estate Business
Expected income taxes at Canadian statutory rate	$25,370	$17,573	$14,521
Foreign rate differentials	(11,692)	(3,429)	(548)
Prior years' unrecognized losses utilized	(355)	(211)	—
Changes in enacted tax rates	1,446	2,410	(1,152)
Non-deductible expenses	1,251	—	—
Other	1,955	1,671	938

	17,975	18,014	13,759

MEC
Expected income taxes at Canadian statutory rate	(35,917)	(60,415)	(8,798)
Foreign rate differentials	4,373	(3,975)	(25)
Tax losses not benefited (utilized)	30,624	(1,082)	(1,064)
(Gain) loss on issue of shares by subsidiary	(336)	—	4,137
Changes in enacted tax rates	(5,108)	3,721	106
Non-deductible expenses	4,911	1,656	758
Other	(492)	1,389	684

	(1,945)	(58,706)	(4,202)

Consolidated	$16,030	$(40,692)	$9,557

(b)
The details of income (loss) before income taxes and minority interest by jurisdiction are as follows:

	2004	2003	2002
Real Estate Business
Canadian	$12,406	$11,669	$15,823
Foreign	57,832	36,317	19,775

	70,238	47,986	35,598

MEC
Canadian	8,383	5,355	(10,433)
Foreign	(107,820)	(170,334)	(10,338)

	(99,437)	(164,979)	(20,771)

Eliminations (note 23(a))	(3,046)	—	—

Consolidated	$(32,245)	$(116,993)	$14,827

Notes to Consolidated Financial Statements
(All amounts, except per share amounts, in thousands of U.S. dollars unless otherwise noted)

(c)
The details of the income tax provision (recovery) are as follows:

	2004	2003	2002
Real Estate Business
Current provision:
Canadian federal taxes	$3,712	$2,918	$1,976
Provincial taxes	1,921	1,160	684
Foreign taxes	7,992	6,410	1,853

	13,625	10,488	4,513

Future provision:
Canadian federal taxes	1,029	2,069	2,155
Provincial taxes	421	1,069	957
Foreign taxes	2,900	4,388	6,134

	4,350	7,526	9,246

	17,975	18,014	13,759

MEC
Current provision:
Canadian federal taxes	1,233	2,048	1,523
Provincial taxes	780	1,024	728
Foreign taxes	1,123	2,377	2,957

	3,136	5,449	5,208

Future provision (recovery):
Canadian federal taxes	(559)	1,385	1,069
Provincial taxes	(354)	692	503
Foreign taxes	(4,168)	(66,232)	(10,982)

	(5,081)	(64,155)	(9,410)

	(1,945)	(58,706)	(4,202)

Consolidated	$16,030	$(40,692)	$9,557

(d)
Future income taxes have been provided on temporary differences, which consist of the following:

	2004	2003	2002
Real Estate Business
Direct financing and operating leases' book to tax differences	$3,209	$1,838	$8,709
Changes in enacted tax rates	1,446	2,410	(1,152)
Tax losses utilized (benefited)	312	811	(698)
Deferred rent receivable	(28)	1,342	1,358
Other	(589)	1,125	1,029

	4,350	7,526	9,246

MEC
Tax losses benefited	(31,220)	(10,932)	(1,891)
Changes in valuation allowance	30,853	(920)	(1,721)
Changes in enacted tax rates	(5,108)	3,721	—
Write-down of racing licenses, properties and fixed assets	—	(53,194)	(6,123)
Other	394	(2,830)	325

	(5,081)	(64,155)	(9,410)

Consolidated	$(731)	$(56,629)	$(164)

(e)
Future tax assets and liabilities consist of the following temporary differences:

	2004	2003
Real Estate Business
Assets:
Tax benefit of loss carryforwards	$15,101	$22,117
Other	485	529

	15,586	22,646
Valuation allowance against tax benefit of loss carryforwards	(6,452)	(9,856)

	$9,134	$12,790

Liabilities:
Direct financing and operating leases' book value in excess of tax value	$32,126	$29,570
Other	1,199	1,220

	$33,325	$30,790

MEC
Assets:
Real estate properties' tax value in excess of book value	$21,510	$23,145
Tax benefit of loss carryforwards:
Pre-acquisition	4,479	4,803
Post-acquisition	49,012	12,871
Other	4,100	4,133

	79,101	44,952
Valuation allowance against tax basis of real estate properties in excess of book value	(9,994)	(9,994)
Valuation allowance against tax benefit of loss carryforwards:
Pre-acquisition	(4,107)	(4,019)
Post-acquisition	(29,755)	(909)

	$35,245	$30,030

Liabilities:
Book value in excess of tax value:
Real estate properties	$68,952	$70,993
Other assets	62,277	59,716
Other	5,227	2,776

	$136,456	$133,485

(f)
Income taxes paid in cash were $13.3 million (Real Estate Business — $10.0 million; MEC — $3.3 million) for the year ended December 31, 2004 (2003 — $16.4 million; 2002 — $8.0 million).

(g)
At December 31, 2004, the Company had U.S., Austrian, Belgium, Polish and Mexican income tax loss carryforwards totalling approximately $195.8 million (Real Estate Business — $72.1 million; MEC — $123.7 million) that expire as follows:

Year of expiry	Real Estate Business	MEC
2008 to 2010	$500	$3,300
2012 to 2018	400	4,700
2020 to 2024	—	115,700
No expiry	71,200	—

	$72,100	$123,700

12.   DILUTION LOSSES AND OTHER GAINS

For the year ended December 31, 2004

        During the year ended December 31, 2004, MEC issued 199,000 shares under its stock-based compensation plans (see note 17(b)). The Company recognized a loss of $0.1 million from its ownership dilution arising from the issue of these shares.

        The Company also recorded a non-cash gain of $1.0 million from the sale of 3,682,515 shares of Class A Subordinated Voting Stock of MEC, which it had acquired earlier in the year (see note 23(b)).

For the year ended December 31, 2002

        In April 2002, MEC completed a public offering by issuing 23.0 million shares of its Class A Subordinate Voting Stock for aggregate cash consideration, net of share issue expenses, of $142.1 million. The Company recognized a loss of $10.7 million from its ownership dilution arising from the issue of these shares. The loss incurred was not subject to income taxes as the issue was completed on a primary basis by MEC.

13.   EARNINGS (LOSS) PER SHARE

        The computation of diluted loss per share in fiscal 2004 excludes the effect of the potential exercise of a weighted average of 553,060 (August 30, 2003 to December 31, 2003 — 545,259) options to acquire Class A Subordinate Voting Shares because the effect would be anti-dilutive.

        The Company's loss per share for the year ended December 31, 2003 reflects the Company's net loss only for the period subsequent to August 29, 2003, the date when Magna's net investment was exchanged for Class A Subordinate Voting Shares and Class B Shares of the Company as part of the Company's spin-off from Magna. The weighted average number of basic and fully diluted outstanding shares is calculated for the same period of August 30, 2003 to December 31, 2003.

14.   SHARE CAPITAL

        The Company's two classes of outstanding share capital are Class A Subordinate Voting Shares and Class B Shares. On matters presented for shareholder vote, holders of Class A Subordinate Voting Shares are entitled to one vote per share while holders of Class B Shares are entitled to 500 votes per share.

        The Company's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value.

        Changes in Class A Subordinate Voting Shares and Class B Shares for the years ended December 31, 2004 and 2003 are shown in the following table:

	Class A Subordinate Voting Shares		Class B Shares		Total
	Stated Number	Stated Value	Stated Number	Stated Value	Stated Number	Stated Value
Shares issued as part of the Spin-Off Transactions and outstanding at December 31, 2003	47,582,083	$1,552,901	548,238	$17,893	48,130,321	$1,570,794
Issued on exercise of stock options	60,000	1,878	—	—	60,000	1,878

Issued and outstanding, December 31, 2004	47,642,083	$1,554,779	548,238	$17,893	48,190,321	$1,572,672

15.   CONTRIBUTED SURPLUS

        Changes in the Company's contributed surplus for the years ended December 31, 2004 and 2003 are shown in the following table:

	2004	2003
Contributed surplus, beginning of year	$—	$—
Adjustment for change in accounting policy related to stock-based compensation (note 2)	930	—
Stock-based compensation during the year	1,833	—
Transfer to share capital on exercise of stock options	(376)	—

Contributed surplus, end of year	$2,387	$—

16.   CURRENCY TRANSLATION ADJUSTMENT

        During 2004, the Company recorded unrealized foreign currency translation gains related to its net investments in currencies other than the U.S. dollar. The gains were primarily from the strengthening of the euro and the Canadian dollar against the U.S. dollar. At December 31, 2004, the currency translation adjustment was $185.3 million (2003 — $110.8 million).

17.   STOCK-BASED COMPENSATION PLANS

(a)
Real Estate Business

  On August 29, 2003, MID's Board of Directors approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. A maximum of 2.85 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

  MID grants stock options to certain directors, officers, key employees and consultants to purchase MID's Class A Subordinate Voting Shares. 1/5th of options vest on the date of grant, and remaining options vest over a period of four years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.

  A reconciliation of the changes in stock options outstanding during the years ended December 31, 2004 and 2003 is presented below:

	2004		2003
	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)
Outstanding, beginning of year	575,000	31.85	—	—
Granted	270,000	37.10	575,000	31.85
Exercised	(60,000)	31.85	—	—
Cancelled	(295,000)	34.48	—	—

Outstanding, end of year	490,000	33.16	575,000	31.85

  The following table provides further detail with respect to options outstanding and exercisable at December 31, 2004:

Options Outstanding			Options Exercisable
Number	Exercise Price (Cdn. $)	Remaining Life in Years	Number	Exercise Price (Cdn. $)	Remaining Life in Years
320,000	31.85	8.7	182,000	31.85	8.7
170,000	35.62	10.0	34,000	35.62	10.0

490,000	33.16	9.2	216,000	32.44	8.9

  During the year ended December 31, 2004, there were 270,000 (2003 — 575,000) MID stock options granted to directors and officers with an average fair value of $7.45 (2003 — $6.25) per option. Effective January 1, 2004 (see note 2), compensation expense is recognized for stock options granted based upon the fair value of the options at the grant date. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. If other assumptions are used, stock-based compensation expense could be significantly impacted.

  The weighted average assumptions used in determining the fair value of the MID stock options granted in the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Risk-free interest rate	3.3%	4.0%
Expected dividend yield	1.23%	1.49%
Expected volatility of MID's Class A Subordinate Voting Stock	30.0%	30.2%
Weighted average expected life (years)	4.0	4.0

  During the year ended December 31, 2004, the Real Estate Business recognized compensation expense of $1.8 million, net of a $0.2 million recovery pertaining to options cancelled during the year.

(b)
MEC

  MEC has a Long-term Incentive Plan (the "MEC Plan"), adopted in 2000, which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of MEC's Class A Subordinate Voting Stock are available to be issued under the MEC Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the MEC Plan.

  MEC grants stock options to certain directors, officers, key employees and consultants to purchase shares of MEC's Class A Subordinate Voting Stock. All such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of MEC at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the MEC Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MEC with the recipients.

  A reconciliation of the changes in stock options outstanding during the years ended December 31, 2004 and 2003 is presented below:

	2004		2003
	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)
Outstanding, beginning of year	4,841,500	6.14	5,361,833	6.18
Options granted	200,000	6.41	640,000	6.93
Options exercised	(175,000)	4.87	(6,000)	4.88
Options forfeited	(366,000)	6.30	(1,154,333)	6.78

Outstanding, end of year	4,500,500	6.18	4,841,500	6.14

  The following table provides further detail with respect to options outstanding and exercisable at December 31, 2004:

Options Outstanding			Options Exercisable
Number	Exercise Price (Cdn. $)	Remaining Life in Years	Number	Exercise Price (Cdn. $)	Remaining Life in Years
830,000	4.74	5.0	681,430	4.73	5.0
3,570,500	6.43	5.7	3,168,000	6.38	5.3
100,000	9.43	7.2	60,000	9.43	7.2

4,500,500	6.18	5.6	3,909,430	6.14	5.3

  During the year ended December 31, 2004 there were 200,000 (2003 — 640,000; 2002 — 947,500) MEC stock options granted with an average fair value of $2.38 (2003 — $1.50; 2002 — $3.41) per option. Effective January 1, 2004 (see note 2), compensation expense is recognized for stock options granted based upon the fair value of the options at the grant date. The fair value of stock options is estimated at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model used by MEC to determine fair values was developed for use in estimating the fair value of freely traded options which are fully transferable and have no vesting restrictions. In addition, this model requires the input of highly subjective assumptions, including future stock price volatility and expected time until exercise. Because MEC's outstanding stock options have characteristics which are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  The weighted average assumptions used in determining the fair value of the MEC stock options granted in the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
Risk-free interest rate	3.0%	2.0%	3.0%
Expected dividend yield	0.84%	0.84%	0.77%
Expected volatility of MEC's Class A Subordinate Voting Stock	57.4%	53.4%	54.9%
Weighted average expected life (years)	4.0	4.0	4.1

  During the year ended December 31, 2004, MEC recognized compensation expense of $1.0 million, net of a $0.2 million recovery pertaining to options cancelled during the year.

(c)
Pro-forma Results Under Fair Value Method

  For purposes of pro-forma disclosures showing the effect of the use of the fair value method of accounting for stock-based compensation prior to January 1, 2004 (see note 2), the Company's net income (loss) for the years ended December 31, 2003 and 2002 would have been as follows:

	2003	2002
Net income (loss), as reported	$(32,344)	$10,550
Stock-based compensation expense — MID Plan	(930)	—
Stock-based compensation expense — MEC Plan	(2,181)	(3,009)
Minority interest in MEC stock-based compensation expense	903	1,083

Pro-forma net income (loss)	$(34,552)	$8,624

Reported basic and diluted loss per share	$(1.03)	$—
Effect of stock-based compensation expense	(0.02)	—

Pro-forma basic and diluted loss per share	$(1.05)	$—

18.   EMPLOYEE BENEFIT PLANS

        MEC's Santa Anita Park racetrack has a pension plan that consists of a non-contributory defined benefit retirement plan for year-round employees who are at least 21 years of age, have one or more years of service, and are not covered by collective bargaining agreements. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with U.S. federal requirements that are imposed by law.

        The net periodic pension cost of the Company includes the following components:

	2004	2003	2002
Service cost	$437	$413	$489
Interest cost on projected benefit obligation	685	647	679
Actual (return) loss on plan assets	(825)	(1,015)	64
Actual return on plan assets in excess (shortfall) of expected return on plan assets	225	370	(620)
Amortization of past service cost	18	18	18
Amortization of actuarial losses	28	64	15

Net periodic pension cost	$568	$497	$645

        The following provides a reconciliation of benefit obligation, plan assets and funded status of the plan:

	2004	2003	2002
Benefit obligation:
Benefit obligation, beginning of year	$11,711	$12,237	$10,790
Service cost	437	413	489
Interest cost	685	647	679
Benefits paid	(569)	(540)	(543)
Actuarial losses (gains)	1,840	(1,046)	822

Benefit obligation, end of year	14,104	11,711	12,237

Plan assets:
Fair value of plan assets, beginning of year	9,962	9,062	9,298
Actual return (loss) on plan assets	825	1,015	(64)
Company contributions	470	425	371
Benefits paid	(569)	(540)	(543)

Fair value of plan assets, end of year	10,688	9,962	9,062

Unfunded status of plan	(3,416)	(1,749)	(3,175)
Unamortized past service costs	36	53	72
Unamortized actuarial loss	3,207	1,622	2,746

Net pension liability	$(173)	$(74)	$(357)

        The net pension liability is included in accounts payable and accrued liabilities at December 31, 2004.

        Assumptions used in determining the annual benefit cost and the funded status of the retirement income plan are as follows:

	2004	2003	2002
Weighted average discount rate	5.0%	6.0%	6.0%
Weighted average rate of increase in compensation levels	4.0%	5.0%	5.0%
Expected long-term rate of return on plan assets	6.0%	6.0%	6.0%

        The fair value of the plan assets consists of a group of annuity contracts with a life insurance company invested as follows at December 31:

	2004	2003
Fixed income investments	67.5%	71.5%
Diversified equity fund	32.5%	28.5%

        The actuarial valuation date, measurement date and related assumptions for the funded status of MEC's retirement income plan are as of the end of the year.

        MEC also participates in several multi-employer benefit plans on behalf of its employees who are union members. MEC's contributions to these plans were $5.0 million for the year ended December 31, 2004 (2003 — $5.9 million; 2002 — $3.9 million). The data available from administrators of the multi-employer pension plans is not sufficient to determine the accumulated benefit obligations, nor the net assets attributable to the multi-employer plans in which MEC employees participate. Therefore, the contributions are expensed as paid under defined contribution accounting.

        MEC offers various 401(k) plans (the "Plans") to provide retirement benefits for employees. All MEC employees who meet certain eligibility requirements are able to participate in the Plans. Discretionary matching contributions are determined each year by MEC. MEC contributed $1.5 million to the Plans for the year ended December 31, 2004 (2003 — $0.7 million; 2002 — $0.4 million).

19.   DIRECT FINANCING LEASES

        Effective January 1, 2003, the Company amended certain leases with Magna and its subsidiaries to reduce the remaining lease terms and minimum lease payments, and replace scheduled rent increases with periodic rent increases based on a local price index. As a result of these amendments, all of the direct financing leases were reclassified as operating leases. The net book value of direct financing leases at December 31, 2002 was $387.0 million.

20.   DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows:

	2004	2003	2002
Real Estate Business
(Gains) losses on disposal of real estate	$(216)	$114	$(128)
Straight-line rent adjustment	300	(2,313)	(3,444)
Income from direct financing leases in excess of repayments	—	—	(4,619)
Depreciation and amortization	34,211	32,086	11,194
Future income tax expense	4,350	7,526	9,245
Stock-based compensation expense	1,833	—	—
Other	(83)	(43)	577

	40,395	37,370	12,825

MEC
Depreciation and amortization	38,255	31,897	22,834
Write-down of long-lived and intangible assets (note 4)	26,685	134,856	17,493
Gains on disposal of real estate	(9,626)	(31)	(15,171)
Future income tax recovery	(5,081)	(64,155)	(9,410)
Stock-based compensation expense	972	—	—
Dilution losses and other (gains), net (note 12)	(883)	—	10,712
Minority interest	(39,775)	(43,957)	(5,280)
Write-down of excess real estate	—	—	5,823
Other	1,796	3,688	(196)

	12,343	62,298	26,805

Eliminations (note 23(a))	85	—	—

Consolidated	$52,823	$99,668	$39,630

(b)
Changes in non-cash balances:

	2004	2003	2002
Real Estate Business
Accounts receivable	$5,442	$(3,493)	$(566)
Prepaid expenses and other	318	(512)	77
Accounts payable and accrued liabilities	4,621	8,657	(31,755)
Income taxes	3,536	1,666	1,940

	13,917	6,318	(30,304)

MEC
Restricted cash	(752)	(4,757)	4,279
Accounts receivable	(9,534)	14,945	(3,361)
Prepaid expenses and other	740	2,887	(1,994)
Accounts payable and accrued liabilities	10,984	(3,237)	12,333
Deferred revenue	8,654	5,411	4,933
Income taxes	(17)	(1,571)	(8,128)

	10,075	13,678	8,062

Consolidated	$23,992	$19,996	$(22,242)

21.   FINANCIAL INSTRUMENTS

(a)
Fair Value

  The Company has determined the estimated fair values of its financial instruments based on appropriate valuation methodologies, however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair value amounts can be materially affected by the use of different assumptions or methodologies. The methods and assumptions used to estimate the fair value of financial instruments are described below.

  Cash and cash equivalents, restricted cash, accounts receivable, income taxes receivable, bank indebtedness, accounts payable and accrued liabilities, and income taxes payable

  Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of their fair value.

  Long-term debt, senior unsecured debentures and note obligations

  The fair value of long-term debt, senior unsecured debentures and note obligations is estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of arrangements. Based on current rates for debt with similar terms and maturities, the fair values of the Company's long-term debt, senior unsecured debentures and note obligations are not materially different from their carrying values.

(b)
Credit Risk

  Financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable.

  Cash and cash equivalents consist of short-term investments, including commercial paper, and are only invested in governments and corporations with an investment grade credit rating. Credit concentration risk is further reduced by limiting the amount which is invested in any one government or corporation.

  Substantially all of the Real Estate Business' revenue is from the Magna Group. Magna has an investment-grade credit rating from Standard and Poor's and Dominion Bond Rating Service, which mitigates the Company's credit concentration risk.

  MEC, in the normal course of business, settles wagers for other racetracks and is thereby exposed to credit risk. However, these receivables are generally not a significant portion of the Company's total assets and are comprised of a large number of accounts.

(c)
Interest Rate Risk

  MEC utilizes, on occasion, interest rate swap contracts to hedge exposure to interest rate fluctuations on variable rate debt.

  During the year ended December 31, 2004, MEC entered into an interest rate swap contract with a major financial institution. Under the terms of the contract, MEC receives a LIBOR-based variable interest rate and pays a fixed rate of 5.4% on a notional amount of 40% of the outstanding balance under the SAC facility, reduced by monthly amounts of $417 thousand until maturity. The maturity date of the contract is October 7, 2007.

  During the year ended December 31, 2002, MEC entered into an interest rate swap contract with a major financial institution. Under the terms of the contract, MEC received a LIBOR-based variable interest rate and paid a fixed rate of 6.0% on a notional amount of the outstanding balance under the SAC facility, reduced by monthly amounts of $350 thousand until the maturity date of the contract, which was November 30, 2004.

  MEC has designated its interest rate swap contract as a cash flow hedge of anticipated interest payments under its variable rate debt agreement. The fair value of MEC's interest rate swap is a payable of approximately $0.1 million at December 31, 2004 (2003 — $1.2 million), using current interest rates.

(d)
Currency Risk

  The Company holds material investments in currencies other than the U.S. dollar, the majority of which are properties owned by the Real Estate Business. Fluctuations in the U.S. dollar's exchange rate relative to other currencies (in particular, the euro and the Canadian dollar) will result in fluctuations in the reported U.S. dollar value of assets, liabilities, shareholders' equity, net income (loss), and cash flows. The Company periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. At December 31, 2004, the Company held foreign exchange forward contracts to a) purchase $63.0 million and sell Cdn. $77.6 million; and b) purchase Cdn. $122.5 million and sell 74.5 million euros. These contracts mature during the first quarter of 2005 and are designated as hedges against specific transactions to occur amongst the various entities within MID. The fair value of these contracts at December 31, 2004 is a liability of approximately $0.5 million.

22.   SEGMENTED INFORMATION

(a)
The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company's operations are segmented in the Company's internal financial reports between wholly owned operations (the Real Estate Business) and publicly traded operations (MEC). The segregation of operations between wholly owned and publicly traded recognizes the fact that in the case of the Real Estate Business, the Company's management has direct responsibility for the key operating, financing and resource allocation decisions, whereas in the case of MEC, such responsibility resides with MEC's separate Board of Directors and executive management.

  The Company's reporting segments are as follows:

  Real Estate Business

  The Real Estate Business owns real estate assets in Canada, Austria, the United States, Germany, Mexico, the United Kingdom, Poland, the Czech Republic, Belgium and Spain. Substantially all these real estate assets are leased to, or are under development for subsequent lease to, Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

  MEC

  Throughout 2004, MEC operated or managed twelve thoroughbred racetracks, two standardbred racetracks, one racetrack that runs both thoroughbred and standardbred meets, one greyhound track, and three thoroughbred training centres. In addition, MEC operates off-track betting facilities, XpressBet®, a national Internet and telephone account wagering business, owns and operates HorseRacing TV™, a television channel focused exclusively on horseracing, and owns a 30% equity investment in AmTote. In 2004, MEC launched RaceONTV™ in Europe to provide North American racing content from MEC's racetracks and other U.S. racetracks that have agreed to participate in MEC's international distribution network to locations outside North America. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product. In addition to racetracks, MEC's real estate portfolio includes two golf courses and related recreational facilities in Austria and Canada, and three residential developments in various stages of development in Austria, the United States and Canada.

  The Company's consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets have been arranged to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments. Please see note 1 to the consolidated financial statements.

(b)
The following table shows certain information with respect to geographic segmentation. Revenues exclude the intercompany interest income earned by the Real Estate Business from MEC (see note 23(a)).

	2004
	Revenues	Real estate properties, net	Direct financing leases	Fixed assets, net
Real Estate Business
Canada	$37,530	$421,006	$—	$342
Europe	59,870	557,964	—	42
United States	21,808	303,277	—	148
Mexico	9,479	75,453	—	—

	128,687	1,357,700	—	532

MEC
United States	669,392	669,699	—	36,214
Canada	37,570	80,229	—	5,237
Europe	18,226	162,315	—	14,178

	725,188	912,243	—	55,629

Eliminations (note 23(a))	—	(101)	—	—

Consolidated	$853,875	$2,269,842	$—	$56,161

	2003
	Revenues	Real estate properties, net	Direct financing leases	Fixed assets, net
Real Estate Business
Canada	$33,534	$384,381	$—	$47
Europe	53,025	522,098	—	108
United States	20,395	242,947	—	53
Mexico	9,226	78,086	—	—

	116,180	1,227,512	—	208

MEC
United States	659,203	625,591	—	24,424
Canada	28,943	77,110	—	5,464
Europe	9,640	136,169	—	1,466

	697,786	838,870	—	31,354

Consolidated	$813,966	$2,066,382	$—	$31,562

	2002
	Revenues	Real estate properties, net	Direct financing leases	Fixed assets, net
Real Estate Business
Canada	$28,207	$142,386	$143,685	$49
Europe	30,611	315,012	121,391	157
United States	17,640	156,567	52,253	—
Mexico	9,645	13,589	69,695	—

	86,103	627,554	387,024	206

MEC
United States	524,015	582,694	—	29,000
Canada	6,019	46,430	—	4,180
Europe	10,296	88,322	—	1,504

	540,330	717,446	—	34,684

Consolidated	$626,433	$1,345,000	$387,024	$34,890

23.   TRANSACTIONS WITH RELATED PARTIES

        Mr. F. Stronach, Magna's Chairman of the Board, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. The Stronach Trust also controls Magna through the right to direct the votes attaching to 66% of Magna's Class B Shares. Since the Company and Magna are under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

(a)
Loan receivable from MEC

  On December 9, 2004, MID entered into a loan agreement to provide project financing facilities to MEC of $115.0 million for the reconstruction of facilities at Gulfstream Park racetrack in Florida and $77.0 million for the reconstruction and development of The Meadows racetrack and slot facility in Pennsylvania.

  The project financing will be made available through two separate facilities provided by wholly owned subsidiaries of MID to wholly owned subsidiaries of MEC that own and/or operate Gulfstream Park and The Meadows. Advances under the facilities are made available by way of progress draw advances to fund reconstruction of the clubhouse/grandstand facility, backstretch and related site works at Gulfstream Park, and reconstruction of the clubhouse/grandstand facility, slot machine facility and related site works at The Meadows.

  The project financing facilities have terms of 10 years from the relevant completion dates for the construction projects at Gulfstream Park and The Meadows. The anticipated completion dates for Gulfstream Park and The Meadows are the first and fourth quarters of 2006, respectively. Prior to the relevant completion dates, amounts outstanding under each facility will bear interest at a floating rate equal to 2.55% above MID's per annum notional cost of borrowing under its floating rate credit facility, compounded monthly. At December 31, 2004, the interest rate applicable to the project financing facilities was 5.8%. After the relevant completion date, amounts outstanding under each facility will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2008, payment of interest will be deferred. Commencing January 1, 2008, MID will receive monthly blended payments of principal and interest based on a 25-year amortization period commencing on the relevant completion date.

  The project financing facilities contain cross-guarantee, cross-default and cross-collateralization provisions. Each facility is secured principally by first-ranking security over the lands forming part of the relevant racetrack operations at Gulfstream Park and The Meadows and certain lands adjacent to the racetrack operations at Gulfstream Park and over all other assets of the relevant borrower, excluding licenses and permits. In addition, each borrower covenants not to pledge any licenses or permits held by it and MEC has agreed not to pledge the shares of the borrowers. The Meadows project will require additional financing to fund the cost of other slot related expenditures (slot license and machines, furnishings and equipment), which MEC is expected to seek from third party lenders or investors. MID has agreed, subject to entering into a satisfactory intercreditor agreement, to subordinate its security in The Meadows facility to the third party lender up to a maximum amount of $110.0 million.

  As at December 31, 2004, MID had a balance of $26.4 million due from MEC under the Gulfstream Park project facility including $0.1 million of accrued interest. No amount had been advanced under The Meadows project facility as at December 31, 2004.

  Approximately $3.0 million of costs have been incurred by MEC in association with the project financing. These costs are recognized by MEC as deferred financing costs (note 7). At a consolidated level, such costs, and any portion thereof capitalized by MEC, are charged to general and administrative expenses. All interest charged by the Company to MEC on the project financing, and any capitalization thereof by MEC, is eliminated from the Company's consolidated results of operations and financial position.

(b)
Proposed offer to take MEC private

  On July 13, 2004, the Company announced an intention to make an offer to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC not owned by MID.

  On September 16, 2004, the Company announced that it would not proceed with the offer. In the three months ended September 30, 2004, the Company incurred costs related to this proposed offer of $2.7 million, which costs have been included in general and administrative expenses of the Real Estate Business.

  In connection with the intended offer, the Company entered into a share purchase agreement dated July 12, 2004 (the "Share Purchase Agreement") with Fair Enterprise Limited ("FEL"), a company controlled by Mr. F. Stronach. Pursuant to the Share Purchase Agreement, the Company purchased from FEL 3,682,515 shares of Class A Subordinate Voting Stock of MEC for aggregate consideration of $3.3 million in cash and the issuance, subject to regulatory approval, of 707,725 of the Company's Class A Subordinate Voting Shares. The Share Purchase Agreement provided FEL with an option to repurchase the MEC shares from the Company in the event that, among other things, prior to December 30, 2004, the Company publicly announced that it would not be proceeding with the offer.

  As a result of the Company not proceeding with the offer, on September 16, 2004 FEL exercised its option under the Share Purchase Agreement and repurchased the MEC shares from the Company in consideration for the termination of the Company's obligation to issue the 707,725 Class A Subordinate Voting Shares and pay the cash consideration (which shares had not been issued and cash consideration had not been paid on such date).

  The Company has recorded an increased amount of the net loss of MEC during the period that the Company owned these additional MEC shares. The recovery of minority interest expense in the Company's consolidated statement of income (loss) for the year ended December 31, 2004 has been reduced by approximately $1.0 million to reflect the increased amount of MEC losses attributable to the Company during the period of ownership.

  Also included in the Company's consolidated statement of income (loss) for the year ended December 31, 2004 is a non-cash gain on disposal of approximately $1.0 million as a result of the FEL repurchase of the MEC shares on September 16, 2004.

(c)
MEC option

  In September 2004, a subsidiary of MEC entered into an option agreement with MID and one of its subsidiaries to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan, for $33.5 million, which may serve as the site of MEC's proposed racetrack in Romulus, Michigan. MEC paid the Company $10 thousand for this option. If MEC is unable to obtain a racing license for this site, then MEC would incur a write-down of the costs that have been incurred with respect to entitlements on this property and in pursuit of this license. At December 31, 2004, MEC has incurred approximately $2.8 million of costs related to this property and in pursuit of the license.

(d)
Charges to Magna

  Substantially all rental revenue and income from direct financing leases relate to leases with Magna and its wholly owned and publicly traded subsidiaries.

  On November 1, 2004, a wholly owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement, which expires on December 31, 2014, stipulates an annual fee of $4.2 million (Cdn. $5.0 million), retroactive to January 1, 2004. During the year ended December 31, 2004, $3.9 million has been recognized in revenue related to this agreement. During the years ended December 31, 2003 and 2002, $3.2 million and $2.6 million, respectively, were recognized in revenue related to an access agreement that expired on December 31, 2003.

  On November 1, 2004, a wholly owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at Fontana Sports in Oberwaltersdorf, Austria. The agreement, which expires on December 31, 2014, stipulates an annual fee amounting to $3.4 million (2.5 million euros), retroactive to March 1, 2004. During the year ended December 31, 2004, $3.2 million has been recognized in revenue related to this agreement. During the years ended December 31, 2003 and 2002, $3.1 million and $2.4 million, respectively, were recognized in revenue related to an access agreement that expired on March 1, 2004.

  MEC has granted Magna a right of first refusal to purchase its two golf courses.

  Included in the Real Estate Business' accounts receivable are amounts due from Magna and its subsidiaries in the amount of $2.2 million (2003 — $10.0 million).

(e)
Sale of real estate to Magna

  During the year ended December 31, 2002, MEC sold real estate located in Europe to affiliates of Magna for use in its automotive business for total proceeds of $22.3 million. The gain on the sale of the properties of approximately $13.0 million was reported as income as Magna owned less than 80% of MEC at that time and the exchange amounts were supported by independent evidence (see note 25(b)).

(f)
Charges from Magna

  Magna charges the Company for certain administrative services, which have continued to be provided following the spin-off of the Company from Magna. In 2004, these charges totalled $0.5 million (2003 — $0.3 million) and are included in the Real Estate Business' general and administrative expenses.

  During the year ended December 31, 2004, MEC incurred $2.7 million (2003 — $1.2 million; 2002 — $1.1 million) of rent for facilities and central shared services to Magna and one of its subsidiaries.

  Included in the Real Estate Business' accounts payable at December 31, 2004 are amounts due to Magna and its subsidiaries totalling $0.7 million (2003 — $2.9 million). Included in MEC's accounts payable at December 31, 2004 are amounts due to Magna and its subsidiaries totalling $0.6 million (2003 — nil).

  During the year ended December 31, 2003, the Company incurred $25.1 million (2002 — $34.0 million) of interest charges from Magna (see notes 8(d) and 8(e)).

(g)
Purchase of real estate from Magna

  On December 30, 2004, the Company acquired a 938 thousand square foot greenfield facility in Bowling Green, Kentucky from Magna for cash consideration of $45.6 million and the assumption of related development liabilities of $15.3 million. The property was purchased at Magna's carrying value and recorded at the transaction amount. The facility has been leased back to Magna under an operating lease.

  On January 31, 2003, the Company purchased three properties from Tesma for cash consideration of $25.0 million and leased them back to Tesma under operating leases. The properties were purchased at fair market value (which was not materially different from Tesma's carrying value) and recorded at the transaction amount.

  MEC's development real estate includes $9.9 million, which represents the book value of land transferred to MEC by Magna under a conditional sale agreement. The conditional sale agreement is subject to the successful severance of the affected properties. If severance is not obtained within a specified period, such that Magna retains ownership of the land, Magna must return $9.9 million to MEC with interest. Prior to completion of the conditional sale, the property is being leased by MEC from Magna for a nominal amount.

  In 2002, the Company's Real Estate Business purchased certain properties in Germany from subsidiaries of Magna on a deferred basis. The financial results associated with these properties have been recognized in the Company's consolidated financial statements starting at the date at which the risks and rewards of ownership were transferred from the Magna subsidiaries.

(h)
Indemnification by Magna and subsidiaries

  One of MEC's subsidiaries has been named as a defendant in a class action brought in a United States District Court by various plaintiffs. The plaintiffs in this action claim unspecified compensatory and punitive damages, for restitution and disgorgement of profits, all in relation to forced labour performed by the plaintiffs for such subsidiary and certain other Austrian and German corporate defendants at their facilities in Europe during World War II and certain property right claims. As a result of a reorganization in prior years, MEC acquired the shares of such subsidiary. Under Austrian law, such subsidiary would be jointly and severally liable for the damages awarded in respect of these class action claims. An Austrian subsidiary of Magna has agreed to indemnify such subsidiary for any damages or expenses associated with this case.

(i)
Transactions with AmTote

  During the year ended December 31, 2004, MEC paid $2.0 million (2003 — $2.8 million) of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which MEC has a 30% equity interest (note 3(b)).

24.   COMMITMENTS AND CONTINGENCIES

(a)
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(b)
MEC generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

(c)
At December 31, 2004, MEC had commitments under operating leases requiring future annual rental payments as follows:

2005	$3,149
2006	1,421
2007	1,031
2008	853
2009	555
Thereafter	531

$7,540

  For the year ended December 31, 2004, operating lease expense amounted to approximately $9.1 million (2003 — $8.4 million; 2002 — $3.8 million).

  MEC also rents or leases certain totalisator equipment and services, for which the annual payments are contingent upon handle, live race days and other factors. MEC's rent expense relating to the totalisator equipment and services was $5.7 million for the year ended December 31, 2004 (2003 — $6.5 million; 2002 — $4.7 million).

(d)
MEC occupies land for the Remington Park racing facility under an operating lease that extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. MEC is obligated to pay additional rent based on minimum annual rental payments of approximately $0.1 million plus one-half of one percent of the wagers made at the racetrack in excess of $187.0 million during the racing season. The percentage rent was not applicable for the years ended December 31, 2004, 2003 and 2002.

(e)
At December 31, 2004, the Company had $7.6 million (Real Estate Business — $3.0 million; MEC — $4.6 million) letters of credit issued with various financial institutions to guarantee various of its construction projects. These letters of credit are secured by cash deposits of the Company.

(f)
MEC has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. As at December 31, 2004, these indemnities amounted to $9.0 million with expiration dates through 2005.

(g)
In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly owned subsidiary of MEC, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at the Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As at December 31, 2004, this commitment was fulfilled.

(h)
At December 31, 2004, the Company's contractual commitments related to construction and development projects outstanding amounted to approximately $93.8 million (Real Estate Business — $15.2 million; MEC — $78.6 million).

(i)
The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement has been in effect since June 9, 2004, and expires on April 30, 2005, unless extended by all parties.

  The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland off-track betting facilities operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horseracing during the times that Pimlico or Laurel Park are running live races.

  Since coming into effect on June 9, 2004, The Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on parimutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

  Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and off-track betting facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. At this time, MEC is uncertain as to the likelihood of renewal of this agreement on comparable terms.

(j)
MEC's Bay Meadows lease expired on December 31, 2004 and, as a result, certain fixed assets were disposed of for $1.0 million, which resulted in a loss of $0.1 million being recognized on this transaction in the year ended December 31, 2004. MEC is exploring alternative venues, including vacant land that has been purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex. This project is still in the early stages of planning and is subject to regulatory and other approvals. MEC's operating results will be materially adversely affected at least until such time as an alternative venue can be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as the Bay Meadows operation has been. Bay Meadows' earnings before income taxes and minority interest for the year ended December 31, 2004 were $3.1 million.

(k)
On December 23, 2004, MEC announced that it would not renew its lease of the Multnomah Greyhound Park in Portland, Oregon when the lease expired on December 31, 2004. The Company purchased the operating rights for the greyhound track in October 2001.

  Multnomah Greyhound Park had a loss before income taxes for the year ended December 31, 2004 of $2.6 million.

(l)
MEC is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this redevelopment were to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at December 31, 2004 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.1 million. If MEC decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If MEC proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

(m)
MEC is considering a redevelopment of the clubhouse/grandstand at The Meadows ("The Meadows Redevelopment"). In the event MEC obtains a slot machine license for The Meadows and this development were to proceed as currently contemplated, The Meadows Redevelopment would include the construction of a new clubhouse/grandstand with a facility to house slot machines. The aggregate carrying value at December 31, 2004 of the assets that would be demolished if The Meadows Redevelopment is completed is approximately $8.3 million. If MEC decides to proceed with The Meadows Redevelopment and obtains approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If MEC proceeds, MEC's goal would be to minimize any interference with The Meadows' operations, however, with a project of this magnitude, there will likely be a temporary disruption of The Meadows' operations and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings at The Meadows.

(n)
In June 2003, MEC purchased an approximate 22% interest in the real property upon which Portland Meadows is located, and also purchased the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires MEC to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horseracing up to $0.8 million, and (c) three percent of revenues not related to horseracing in excess of $0.8 million. As the owner of an approximate 22% interest in the real property, MEC receives approximately 22% of the rent payments, which are applied to the rental payments made by MEC in order to reduce rent expense, which is reflected in MEC's operating costs on the consolidated statements of income (loss).

(o)
In October 2003, MEC signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc. ("Forest City") and various affiliates of the Company anticipating the ownership and development of a portion of the Gulfstream Park racetrack property. In April 2004, MEC signed a Pre-Development Management Agreement (the "Agreement"), which governs the activities of the parties and obligates the parties to work together to plan, design, entitle, pre-lease, contract to construct and finance a project. The Agreement also contemplates a conceptual development and business plan for the project. Upon execution of the Agreement, Forest City paid $1.0 million to MEC in consideration for its right to work exclusively with MEC on this project and to secure the performance of its obligations under the Agreement. Forest City and MEC then collectively developed a business plan and Forest City provided an additional $1.0 million to MEC. These two deposits have been included in MEC's accounts payable and accrued liabilities on the Company's consolidated balance sheets. Under certain conditions, these deposits may be refundable to Forest City. Under the terms of the Letter of Intent and also the Agreement, MEC may be responsible for additional equity contributions, however to December 31, 2004, MEC has not made any such contributions.

(p)
In April 2004, MEC signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliates Holdings and various affiliates of MEC to develop certain undeveloped lands surrounding Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, MEC deposited $0.2 million into a joint account to be used for the purpose of co-funding the development of a business plan for each of these projects, with the goal of entering into Operating Agreements by May 31, 2005. MEC has contributed an additional $0.2 million in 2004. The deposits have been included in MEC's other assets on the Company's consolidated balance sheets. MEC is continuing to explore these developmental opportunities but to December 31, 2004 has not entered into definitive Operating Agreements on either of these potential developments. Under the terms of the Letter of Intent, MEC may be responsible for additional equity contributions, however to December 31, 2004, MEC has not made any such contributions.

25.   RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The Company's accounting policies as reflected in these consolidated financial statements do not materially differ from U.S. GAAP except for:

(a)
Financial instruments and long-term debt

  MEC's subordinated notes are recorded in part as debt and in part as minority interest. Under U.S. GAAP, the subordinated notes would be recorded entirely as debt. In addition, U.S. GAAP requires deferred debt issuance costs to be netted against the carrying amount of the debt rather than being classified as a non-current asset.

(b)
MEC sale of real estate to Magna

  Under Canadian GAAP, a sale of real estate to a related party that owns less than 80% of the vendor's share capital, and where the exchange amount is supported by independent evidence, is considered an income item rather than a contribution to equity as required under U.S. GAAP.

(c)
Derivative instruments

  As described in notes 21(c) and 21(d), the Company utilizes, on occasion, interest rate swap and foreign exchange forward contracts to hedge specific exposures to interest rate and foreign exchange rate fluctuations. Under both Canadian and U.S. GAAP, these contracts are accounted for using hedge accounting and the net contract settlements are recognized in the same period as, and as part of, the hedged transaction. Under Canadian GAAP, however, these instruments do not need to be recognized at their fair value.

  For U.S. GAAP, Financial Accounting Standards Board Statement No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities", requires companies to recognize all their derivative instruments, net of related taxes, at fair value. Gains or losses related to changes in fair value of derivative instruments designated as cash flow hedges and hedges of anticipated transactions are recorded in accumulated comprehensive income if certain hedge criteria are met, and are only recognized in the statement of operations in the period during which the hedged item affects net income. FAS 133 requires that the Company formally document, designate and assess the effectiveness of such transactions in order to qualify for such hedge accounting treatment. If hedges are found to be ineffective, then changes in their fair value are recognized in income to the extent of their ineffectiveness.

(d)
Stock-based compensation

  As described in note 2, Canadian GAAP requires the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company has also adopted this policy under U.S. GAAP. However, under U.S. GAAP, the cumulative impact of stock-based compensation for the fiscal years ended December 31, 2003 and 2002 is not recognized in the consolidated financial statements as an adjustment to opening deficit.

(e)
The following table presents net income (loss) following U.S. GAAP:

	2004	2003	2002
Net income (loss) under Canadian GAAP	$(8,500)	$(32,344)	$10,550
Adjustments (net of related tax and minority interest effects):
Reduced interest expense on subordinated notes (a)	1,035	728	24
Net gain on sale of real estate to Magna (b)	—	—	(5,253)

Net income (loss) under U.S. GAAP	(7,465)	(31,616)	5,321
Other comprehensive income:
Foreign currency translation adjustment	74,478	107,553	21,130
Derivative contracts (c)	110	349	(771)

Comprehensive income under U.S. GAAP	$67,123	$76,286	$25,680

(f)
The following table indicates the significant items in the consolidated balance sheets that would have been affected had the consolidated financial statements been prepared under U.S. GAAP:

	2004
	Canadian GAAP	Financial Instruments	Derivatives	Stock-based Compensation	U.S. GAAP
Other assets, net	$18,348	$(8,162)	$—	$—	$10,186
Accounts payable and accrued liabilities	176,756	111	587	—	177,454
Senior unsecured debentures	219,228	(2,430)	—	—	216,798
Note obligations	211,062	8,195	—	—	219,257
Future tax liabilities	169,781	(2,406)	(247)	—	167,128
Minority interest	253,726	(13,380)	(26)	(3,204)	237,116
Shareholders' equity	1,680,393	1,748	(314)	3,204	1,685,031

	2003
	Canadian GAAP	Financial Instruments	Derivatives	U.S. GAAP
Other assets, net	$20,229	$(6,827)	$—	$13,402
Note obligations	208,933	9,234	—	218,167
Accounts payable and accrued liabilities	128,481	115	1,205	129,801
Future tax liabilities	164,275	(2,776)	(482)	161,017
Minority interest	282,752	(14,128)	(299)	268,325
Shareholders' equity	1,632,094	728	(424)	1,632,398

26.   NEW ACCOUNTING PRONOUNCEMENTS

        The Company is required to disclose certain information related to new accounting standards which have not yet been adopted due to delayed effective dates.

Canadian GAAP standards:

(a)
Consolidation of Variable Interest Entities

  In June 2003, the CICA approved (with significant amendments in September 2004) Accounting Guideline 15, "Consolidation of Variable Interest Entities" ("AcG-15"). AcG-15 provides guidance on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. AcG-15 applies to annual and interim periods beginning on or after November 1, 2004.

(b)
Financial Instruments, Hedges, Other Comprehensive Income

  In January 2004, the CICA amended Handbook Section 3860, "Financial Instruments — Disclosure and Presentation" ("CICA 3860"). CICA 3860 was amended to provide guidance for classifying certain financial instruments that embody obligations that may be settled by the issuance of the issuer's equity shares as debt when the instrument that embodies the obligations does not establish an ownership relationship. These new requirements are to be applied to fiscal years beginning on or after November 1, 2004.

  In January 2005, the CICA issued three new standards in Handbook Sections 1530, "Comprehensive Income", 3855, "Financial Instruments — Recognition and Measurement", and 3865, "Hedges". These standards provide further guidance for how financial instruments are to be reported in financial statements as follows:

  •
  All financial instruments, including derivatives, are to be included on a company's balance sheet and measured, either at their fair values or, in limited circumstances when fair value may not be considered most relevant, at cost or amortized cost. The standards also specify when gains and losses as a result of changes in fair values are to be recognized in the income statement.
  •
  Existing requirements for hedge accounting are extended to comprehensively specify how hedge accounting should be performed.
  •
  Certain gains and losses arising from changes in fair value of financial instruments will be temporarily recorded outside the income statement in Other Comprehensive Income.

  These new standards are effective for annual and interim periods beginning on or after October 1, 2006.

  Although the Company does not expect any of the above pronouncements to have a material effect, upon adoption, on its reported results of operations or financial position, it is still reviewing the pronouncements and their ultimate impact on the Company's consolidated financial statements has not yet been determined.

27.   SUBSEQUENT EVENTS

        On January 18, 2005, MID received a letter from a shareholder requisitioning a shareholders' meeting to consider proposals that the MID Board of Directors consider having MID dispose of its equity stake in MEC and convert into a real estate investment trust. The Board of Directors of MID has formed a Special Committee of independent directors of MID to consider these proposals, and has called an annual and special meeting of shareholders for May 4, 2005 at which the proposals will be discussed.

        On February 18, 2005, one of MEC's Canadian subsidiaries entered into a financing arrangement which is collateralized by an assignment of the future amounts receivable under the Magna Golf Club agreement. MEC received proceeds of $11.1 million (Cdn. $13.7 million) that is repayable in three annual installments of Cdn. $5.0 million commencing January 1, 2006 until the third installment has been made in 2008. The interest rate implicit in the arrangement is 5.1%.

Pro Forma Consolidated
Statements of Income

December 31, 2003 and 2002

Consolidated Statement of Income (Loss)

(U.S. dollars in thousands, except per share figures)

		Represented by
For the year ended December 31, 2004	Consolidated	Real Estate Business	MEC
Revenues
Real Estate Business (note 1)	$128,772	$128,772	$—
Magna Entertainment Corp.	725,188	—	725,188
Eliminations (note 1)	(85)	—	—

	853,875	128,772	725,188

Operating costs and expenses
Real Estate Business
General and administrative	25,502	25,502	—
Depreciation and amortization	34,211	34,211	—
Interest expense (income), net	(963)	(963)	—
Magna Entertainment Corp.
Purses, awards and other	339,991	—	339,991
Operating costs	333,935	—	333,935
General and administrative	70,081	—	70,081
Depreciation and amortization	38,255	—	38,255
Interest expense, net	26,187	—	26,187
Impairment charges and write-downs	26,685	—	26,685
Eliminations (note 1)
General and administrative	2,961	—	—

Operating income (loss)	(42,970)	70,022	(109,946)
Gain on disposal of real estate	9,842	216	9,626
Dilution (losses) and other gains, net	883	—	883

Income (loss) before income taxes and minority interest	(32,245)	70,238	(99,437)
Income tax expense (recovery)	16,030	17,975	(1,945)
Minority interest in MEC	(39,775)	—	(39,775)

Net income (loss)	$(8,500)	$52,263	$(57,717)

Basic and diluted earnings per Class A Subordinate Voting or Class B Share	$(0.18)

Pro forma Consolidated Statement of Income (Loss)

(U.S. dollars in thousands, except per share figures (Unaudited))

		Pro forma adjustments					Represented by
For the year ended December 31, 2003	Consolidated	Real Estate Business		MEC		Pro forma Consolidated	Real Estate Business	MEC
		Note 2 [a]		Note 2 [b]
Revenues
Real Estate Business	$116,180	$176	(i)-(iii)	$—		$116,356	$116,356	$—
Magna Entertainment Corp.	697,786	—		7,329	(i)	705,115	—	705,115

	813,966	176		7,329		821,471	116,356	705,115

Operating costs and expenses
Real Estate Business
General and administrative	10,962	864	(iv)	—		11,826	11,826	—
Depreciation and amortization	32,086	36	(i)-(iii)	—		32,122	32,122	—
Interest expense (income), net	25,032	(25,061)	(v)	—		(29)	(29)	—
Magna Entertainment Corp.
Purses, awards and other	336,770	—		2,226	(i)	338,996	—	338,996
Operating costs	275,114	—		2,603	(i)	277,717	—	277,717
General and administrative	69,013	—		1,445	(i),(ii)	70,458	—	70,458
Depreciation and amortization	31,897	—		124	(i)	32,021	—	32,021
Interest expense, net	15,146	—		6,005	(i),(ii)	21,151	—	21,151
Impairment charges	134,856	—		—		134,856	—	134,856

Operating income — Real Estate Business	48,100	24,337		—		72,437	72,437	—
Operating loss — MEC	(165,010)	—		(5,074)		(170,084)	—	(170,084)

Operating income (loss)	(116,910)	24,337		(5,074)		(97,647)	72,437	(170,084)
Gain (loss) on disposal of real estate	(83)	—		—		(83)	(114)	31

Income (loss) before income taxes
and minority interest	(116,993)	24,337		(5,074)		(97,730)	72,323	(170,053)
Income tax expense (recovery)	(40,692)	4,475		(1,651)		(37,868)	22,489	(60,357)
Minority interest in MEC	(43,957)	—		(1,416)	(iii)	(45,373)	—	(45,373)

Net income (loss)	$(32,344)	$19,862		$(2,007)		$(14,489)	$49,834	$(64,323)

Basic and diluted earnings per Class A Subordinate Voting or Class B Share (Note 3)						$(0.30)

Pro forma Consolidated Statement of Income (Loss)

(U.S. dollars in thousands, except per share figures (Unaudited))

		Pro forma adjustments					Represented by
For the year ended December 31, 2002	Consolidated	Real Estate Business		MEC		Pro forma Consolidated	Real Estate Business	MEC
		Note 2 [a]		Note 2 [b]
Revenues
Real Estate Business
Rental revenue from operating leases	$49,766	$39,627	(i)-(iii)	$—		$89,393	$89,393	$—
Income from direct financing leases	36,337	(36,337	)(iii)	—		—	—	—

	86,103	3,290		—		89,393	89,393	—
Magna Entertainment Corp.	540,330	—		181,348	(i)	721,678	—	721,678

	626,433	3,290		181,348		811,071	89,393	721,678

Operating costs and expenses
Real Estate Business
General and administrative	6,577	1,058	(iv)	—		7,635	7,635	—
Depreciation and amortization	11,194	16,216	(i)-(iii)	—		27,410	27,410	—
Interest expense (income), net	32,862	(32,862)	(v)	—		—	—	—
Magna Entertainment Corp.
Purses, awards and other	276,019	—		79,960	(i)	355,979	—	355,979
Operating costs	204,650	—		62,517	(i)	267,167	—	267,167
General and administrative	43,788	—		16,918	(i),(ii)	60,706	—	60,706
Depreciation and amortization	22,834	—		6,059	(i)	28,893	—	28,893
Interest expense, net	776	—		23,969	(i),(ii)	24,745	—	24,745
Impairment charges	17,493	—		—		17,493	—	17,493

Operating income — Real Estate Business	35,470	18,878		—		54,348	54,348	—
Operating loss — MEC	(25,230)	—		(8,075)		(33,305)	—	(33,305)

Operating income (loss)	10,240	18,878		(8,075)		21,043	54,348	(33,305)
Gain on disposal of real estate	15,299	—		—		15,299	128	15,171
Dilution loss	(10,712)	—		—		(10,712)	—	(10,712)

Income (loss) before income taxes
and minority interest	14,827	18,878		(8,075)		25,630	54,476	(28,846)
Income tax expense (recovery)	9,557	(329)		311		9,539	13,430	(3,891)
Minority interest	(5,280)	—		(271)	(iii)	(8,514)	—	(8,514)

Net income (loss)	$10,550	$19,207		$(8,115)		$24,605	$41,046	$(16,441)

Basic and diluted earnings per Class A Subordinate Voting or Class B Share (Note 3)						$0.51

Notes to Pro forma Statements of Income

(All amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)
(All pro forma amounts for the years ended December 31, 2003 and 2002 are unaudited)

1.     BASIS OF PRESENTATION

        The unaudited pro forma consolidated statements of income of MI Developments Inc. (the "Company") have been prepared from the Company's consolidated statements of income (loss) for the years ended December 31, 2004, 2003 and 2002. The pro forma consolidated statements of income (loss) have been prepared on the basis of the assumptions and adjustments described in note 2 below and should be read in conjunction with the historical audited consolidated financial statements as at, and for the years ended, December 31, 2004, 2003 and 2002 ("audited consolidated financial statements") of the Company, including the related notes thereto.

        The pro forma consolidated statements of income (loss) have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). No pro forma balance sheet as at December 31, 2004 and 2003 were required, as all transactions and adjustments are reflected in the consolidated balance sheet of the Company as at December 31, 2004 and 2003.

        The pro forma consolidated statements of income (loss) are not necessarily indicative of the results of operations that would have resulted had the relevant transactions taken place at the respective dates referred to below.

        Financial data and related measurements are presented on the unaudited pro forma consolidated statements of income (loss) in two categories, "Real Estate Business" and "Magna Entertainment Corp.", which correspond to the Company's reporting segments as described in note 22 to the audited consolidated financial statements. Related party transactions and balances between the "Real Estate Business" and "Magna Entertainment Corp." have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions between these two segments, which are further described in note 23(a) to the audited consolidated financial statements, are eliminated in the pro forma consolidated results of operations of the Company.

2.     PRO FORMA CONSOLIDATED ASSUMPTIONS AND ADJUSTMENTS

        The unaudited pro forma consolidated statements of income have been presented assuming that Magna International Inc. ("Magna") completed the spin-off of the Company as a separate public company as of January 1, 2002, and give effect to the items below. No pro forma adjustments are required for the consolidated statement of income (loss) for the year ended December 31, 2004

(a)
The Real Estate Business

(i)
Eurostar and Donnelly facilities

    As described in note 3(a) to the audited consolidated financial statements, in July 2002 and October 2002, the Company acquired land and buildings in connection with Magna's acquisition of Eurostar and Donnelly Corporation ("Donnelly"), respectively. The Company entered into new leasing arrangements for the Eurostar and Donnelly facilities effective July 11, 2002 and January 1, 2003, respectively. The pro forma consolidated statement of income for the year ended December 31, 2003 includes no adjustments to revenue (2002 — $6.0 million) or depreciation expense (2002 — $3.6 million) related to these facilities.

  (ii)
  Tesma facility

    As described in note 23(g) to the audited consolidated financial statements, on January 31, 2003, the Company purchased three properties from Tesma International Inc. ("Tesma"), a subsidiary of Magna, for cash consideration of $25.0 million and leased them back to Tesma under operating leases. The pro forma consolidated statement of income for the year ended December 31, 2003 includes adjustments to revenue of $0.2 million (2002 — $2.1 million) and depreciation expense of $36 thousand (2002 — $0.4 million) related to this property.

  (iii)
  Lease amendments

    As more fully described in note 19 to the audited consolidated financial statements, effective January 1, 2003, the Company amended the terms of certain leases with Magna. As a result of these amendments, the classification of certain leases changed from direct financing to operating. The pro forma consolidated statement of income for the year ended December 31, 2003 includes no adjustments to rental revenue from operating leases (2002 — $31.6 million) or depreciation expense (2002 — $12.2 million) related to these lease amendments.

  (iv)
  General and administrative expenses

    General and administrative expenses have been adjusted to reflect incremental committed executive compensation costs.

  (v)
  Elimination of historical intercompany interest

    The adjustment to interest expense in the pro forma consolidated statements of income gives pro forma effect to the elimination of interest expense on historical advances from Magna since all intercompany advances were eliminated in the initial capitalization of the Company.

  (vi)
  Tax adjustments

    The pro forma consolidated statements of income reflect the tax effect on the foregoing Real Estate Business adjustments, where applicable, computed at assumed income tax rates as follows:

For the years ended December 31,	2003	2002
Canada	36.6%	38.6%
United States	38.0%	38.0%
Mexico	34.0%	35.0%
Austria	34.0%	34.0%
Germany	40.1%	38.5%
Spain	35.0%	35.0%

    In addition, in conjunction with the spin-off transactions, the legal structure of the Company was amended. The pro forma consolidated statements of income reflect the tax impact resulting from this reorganization as if it had been implemented January 1, 2002.

(b)
Magna Entertainment Corp.

(i)
Acquisitions

    The pro forma consolidated statements of income reflect the following acquisitions completed by Magna Entertainment Corp. ("MEC") as if they were completed effective January 1, 2002.

    •
    As more fully described in note 3(b) to the audited consolidated financial statements, in October 2002, MEC completed the acquisition of Lone Star Park ("Lone Star") at Grand Prairie and in November 2002, MEC acquired the Maryland Jockey Club ("MJC").

    •
    As more fully described in note 3(b) to the audited consolidated financial statements, on April 16, 2003 the shares of Ontario Racing Inc., which acquired Flamboro Downs ("Flamboro") in Hamilton in October 2002, were transferred to MEC.

    The pro forma consolidated statement of income for the year ended December 31, 2003 includes adjustments related to the Flamboro acquisition as follows:

For the year ended December 31, 2003
Magna Entertainment Corp.
Revenues	$7,329
Purses, awards and other	2,226
Operating costs	2,603
General and administrative	1,129
Depreciation and amortization	124
Interest expense, net	616

Operating income	631
Income taxes	631

Net income	$—

    The pro forma consolidated statement of income for the year ended December 31, 2002 includes adjustments related to the Lone Star, MJC and Flamboro acquisitions as follows:

For the year ended December 31, 2002	Lone Star	MJC	Flamboro	Total
Magna Entertainment Corp.
Revenues	$57,023	$102,094	$22,231	$181,348
Purses, awards and other	24,307	50,166	5,487	79,960
Operating costs	20,620	34,166	7,731	62,517
General and administrative	4,982	9,812	1,007	15,801
Depreciation and amortization	2,621	3,033	405	6,059
Interest expense, net	2,224	3,054	2,310	7,588

Operating income	2,269	1,863	5,291	9,423
Income taxes	908	1,974	2,244	5,126
Minority interest	—	(271)	—	(271)

Net income	$1,361	$160	$3,047	$4,568

  (ii)
  Convertible subordinated notes

    As described in note 9 to the audited consolidated financial statements, on December 2, 2002, MEC issued $75.0 million of 7.25% convertible subordinated notes. The pro forma consolidated statement of income reflects the MEC convertible subordinated notes as if they were issued effective January 1, 2002, including the tax effect on the foregoing adjustment at the assumed income tax rate of 40.0%.

    As described in note 9 to the audited consolidated financial statements, on June 2, 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes. The pro forma consolidated statement of income reflects the MEC convertible subordinated notes as if they were issued effective January 1, 2002, including the tax effect on the foregoing adjustment at the assumed income tax rate of 40.0%.

    The pro forma consolidated statement of income for the year ended December 31, 2003 includes adjustments to general and administrative expenses of $0.3 million (2002 — $1.1 million), interest expense of $5.4 million (2002 — $16.4 million) and income tax benefit of $2.3 million (2002 — $4.8 million), related to these convertible subordinated notes.

  (iii)
  Minority interest

    The pro forma consolidated statements of income include a minority interest charge related to the MEC pro forma adjustments. Minority interest expense has been recorded at 41.4% for the year ended December 31, 2003 and at 36.5% for the year ended December 31, 2002.

3.     PRO FORMA EARNINGS PER SHARE

        The pro forma earnings per share are based on the assumption that 47,582,083 Class A Subordinate Voting Shares and 548,238 Class B Shares were issued and outstanding during the year.

4.     REAL ESTATE BUSINESS — PRO FORMA FUNDS FROM OPERATIONS

        The Company measures and presents funds from operations for the Real Estate Business because it is a measure that is widely used by analysts and investors in evaluating the operating performance of real estate companies. However, funds from operations does not have standardized meaning under Canadian GAAP and therefore is unlikely to be comparable to similar measures presented by other companies.

        The Real Estate Business' funds from operations is based on pro forma information prepared in accordance with Canadian GAAP as follows:

For the years ended December 31,	2004	2003	2002
Net income	$52,263	$49,834	$41,046
Add back (deduct) non-cash items:
Depreciation and amortization	34,211	32,122	27,410
Future income taxes	4,350	7,526	3,812
Straight-line rent adjustment	300	(2,313)	(3,444)
(Gain) loss on disposal of real estate	(216)	114	(128)
Stock-based compensation	1,833	—	—

Pro forma funds from operations	$92,741	$87,283	$68,696

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  EXHIBIT 2